Filed Pursuant to Rule 424(b)(5)
Registration No. 333-202351

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated June 2, 2015

Prospectus Supplement

(To prospectus dated February 27, 2015)

€

% Senior Notes due 20

We are offering €             principal amount of     % notes due 20    , which we refer to in this prospectus supplement as the notes.

The notes will bear interest at     % per year. Interest on the notes is payable on             of each year, beginning on             , 2016. The notes will mature on             , 20    . Interest on the notes will accrue from             , 2015.

At our option, we may redeem the notes, in whole or in part, before the maturity date on at least 30 but not more than 60 days’ notice at the applicable redemption price and on the other terms described in this prospectus supplement under the caption “Description of the Notes—Optional Redemption.” If we do not consummate our acquisition of International Flooring Systems S.A., which, together with its subsidiaries, we refer to as the IVC Group, on or before December 31, 2015 or if the acquisition agreement is terminated on or before December 31, 2015, we will redeem all of the notes at the redemption price and on the other terms described in this prospectus supplement under the caption “Description of the Notes—Special Mandatory Redemption.” If a change of control triggering event as described in this prospectus supplement occurs, unless we have exercised our option to redeem the notes, we will offer to repurchase the outstanding notes at the price and on the other terms described in this prospectus supplement under the caption “Description of the Notes—Offer to Purchase Upon Change of Control Triggering Event.” In addition, in the event of certain developments affecting United States taxation, we may redeem the notes at our option, in whole but not in part, at the redemption price and on the other terms described in this prospectus supplement under the caption “Description of the Notes—Redemption for Tax Reasons.”

The notes will be unsecured and will rank equally with all of our other existing and future unsecured indebtedness. The notes will be issued only in denominations of €100,000 and integral multiples of €1,000 in excess thereof. The notes will not be convertible or exchangeable.

Currently there is no public market for the notes. We intend to apply to list the notes on the New York Stock Exchange, or the NYSE. The listing application will be subject to approval by the NYSE. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. We expect trading of the notes on the NYSE to begin within 30 days after the initial issuance of the notes.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-11 of this prospectus supplement, in our Annual Report on Form 10-K for the year ended December 31, 2014 and in other documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note		Total
Public Offering Price(1)		%	€
Underwriting Discount		%	€
Proceeds, Before Expenses, to Mohawk Industries, Inc.		%	€

(1)	Plus accrued interest, if any, from , 2015 if settlement occurs after that date.

We expect that delivery of the notes will be made to investors in book-entry form through the facilities of Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., on or about                 , 2015, which is the                  London business day following the date of this prospectus supplement.

Joint Book-Running Managers

Barclays	BofA Merrill Lynch	J.P. Morgan

The date of this prospectus supplement is                      , 2015.

We and the underwriters have not authorized any other person to provide you with information different than what is contained in this prospectus supplement, the accompanying prospectus and any information incorporated by reference herein, and we take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus prepared by us, or the documents incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by us or the documents incorporated by reference.

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References herein to “$” and “dollars” are to the lawful currency of the United States. References to “€” and “euro” are to the lawful currency of the member states of the European Monetary Union that have adopted the euro as their currency. Financial information of Mohawk presented or incorporated by reference in this prospectus supplement and the accompanying prospectus has been prepared in accordance with Generally Accepted Accounting Principles in the United States, or U.S. GAAP. Financial information of the IVC Group presented herein has been prepared in accordance with Luxembourg Generally Accepted Accounting Principles, or Luxembourg GAAP. Unless otherwise specified, the euro/U.S. dollar rate of exchange used in this prospectus supplement is €1.00=$1.0994, which is the noon buying rate in New York City for cable transfers as announced by the United States Federal Reserve Board for euros as of May 29, 2015. See “Exchange Rates” for discussion of recent rates of exchange between the U.S. dollar and the euro.

IN CONNECTION WITH THIS OFFERING, J.P. MORGAN SECURITIES PLC AS STABILIZING MANAGER (OR PERSONS ACTING ON ITS BEHALF) MAY OVER-ALLOT THE NOTES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. THIS STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE NOTES IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 CALENDAR DAYS AFTER THE ISSUE DATE OF THE NOTES AND NO LATER THAN 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES.

ANY STABILIZATION ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES.

Notice to Prospective Investors in the European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any Member State of the European Economic Area, or the EEA, that has implemented the Prospectus Directive, each of which we refer to as a Relevant Member State, will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to produce a prospectus for offers of notes. Accordingly, any person making or intending to make any offer in that Relevant Member State of the notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer. “Prospectus Directive” means Directive 2003/71/EC, as amended (including by Directive 2010/73/EU) and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive and that are also (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, which we refer to as the Order, or (2) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order. We refer to each such person as a Relevant Person. This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and/or the accompanying prospectus or any of their contents.

This prospectus supplement and the accompanying prospectus have not been approved for the purposes of section 21 of the Financial Services and Markets Act 2000, or FSMA, by a person authorized under FSMA. This prospectus supplement and the accompanying prospectus are being distributed and communicated to persons in the United Kingdom only in circumstances in which section 21(1) of FSMA does not apply to us.

The notes are not being offered or sold to any person in the United Kingdom except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of FSMA.

The notes are offered globally for sale only in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the notes in some jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation. See “Underwriting—Selling Restrictions.”

ABOUT THIS PROSPECTUS SUPPLEMENT

These offering materials consist of two documents and the information incorporated by reference in these two documents: this prospectus supplement, which describes the terms of the notes that we are currently offering, and the accompanying prospectus, which provides general information about us and our debt securities, some of which may not apply to the notes that we are currently offering. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with, updates or changes the information in the accompanying prospectus or the information incorporated by reference in the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus or the information incorporated by reference in the accompanying prospectus. In addition, the information in this prospectus supplement may add to, update or change the information incorporated by reference in this prospectus supplement and accordingly will supersede that information.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, referred to in “Incorporation of Certain Information by Reference” in this prospectus supplement and the accompanying prospectus.

Some financial information in this prospectus supplement has been rounded and, as a result, the numerical figures shown as totals in the tables in this prospectus supplement may vary slightly from the exact arithmetic aggregation of the figures that precede them.

Unless otherwise specified, all references in this prospectus supplement to:

•	“Mohawk,” the “Company,” “we,” “us” and “our” are to Mohawk Industries, Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context otherwise requires; and

•	“underwriters” are to the firms listed in “Underwriting” in this prospectus supplement.

SPECIAL NOTE REGARDING NON-U.S. GAAP FINANCIAL MEASURES

The body of generally accepted accounting principles in the United States is commonly referred to as U.S. GAAP. A non-U.S. GAAP financial measure is generally defined by the United States Securities and Exchange Commission, or the SEC, as one that purports to measure historical or future financial performance, financial position or cash flows but excludes or includes amounts that could not be so excluded or included in the most comparable U.S. GAAP measure. Adjusted Operating Income, Adjusted EBITDA, Free Cash Flow and Net Debt, as presented in this prospectus supplement, are supplemental measures of our performance and financial position that are not required by, or presented in accordance with, U.S. GAAP. They are not measurements of our financial performance or position under U.S. GAAP and should not be considered as alternatives to net income, cash flow or total debt or any other performance or financial position measures derived in accordance with U.S. GAAP.

We define “Adjusted Operating Income” as operating income, excluding certain charges relating to business restructurings and integration costs and the establishment of a reserve for legal expenses related to our Carpet segment. We define “Adjusted EBITDA” as operating income, plus other income (expense), less net earnings attributable to non-controlling interest, plus depreciation and amortization, plus the pro forma effect of our 2013 acquisitions, and further adjusted to exclude the establishment of certain reserves for legal expenses related to the Carpet segment and charges related to certain business restructuring and integration costs as well as the disposal of a subsidiary. We define “Free Cash Flow” as net cash provided by operating activities less capital expenditures. We define “Net Debt” as short-term debt and long-term debt less cash and cash equivalents.

We caution investors that amounts presented in accordance with our definitions of Adjusted Operating Income, Adjusted EBITDA, Free Cash Flow and Net Debt may not be comparable to similar measures disclosed by other companies (including the IVC Group) because not all companies, and not all analysts, calculate Adjusted Operating Income, Adjusted EBITDA, Free Cash Flow and Net Debt in the same manner. We present Adjusted Operating Income, Adjusted EBITDA, Free Cash Flow and Net Debt and the ratios derived therefrom because we consider them to be important supplemental measures of our performance and financial position and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. In the “Summary” section of this prospectus supplement, we include a quantitative reconciliation of Adjusted Operating Income, Adjusted EBITDA, Free Cash Flow and Net Debt to the most directly comparable U.S. GAAP measure.

FORWARD-LOOKING STATEMENTS

Certain of the statements in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and any free writing prospectus that we authorize for use in connection with this offering, particularly statements anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “forecast,” “expects” and “estimates” or similar expressions, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors affecting our business, the business that we intend to acquire and risks associated with the acquisition transaction could cause our actual results to differ materially from our current expectations as expressed or implied in our forward-looking statements. These factors include, but are not limited to: our ability to successfully complete this offering or otherwise obtain financing for our acquisition of the IVC Group; our ability to satisfy all conditions to closing, including regulatory approvals, and to successfully consummate the acquisition of the IVC Group; our ability to integrate the acquired IVC Group business and achieve the anticipated synergies and other benefits of the acquisition; other restructuring or strategic initiatives (including capital investments or mergers, acquisitions or dispositions); changes in economic or industry conditions; competition; inflation and deflation in raw material prices and other input costs; inflation and deflation in consumer markets; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; tax, product and other claims; litigation; and other risks discussed under the caption “Risk Factors” and elsewhere herein and in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2014, which is available from the SEC. There may also be other risks that we are unable to predict at this time.

We disclaim any obligation to update forward-looking statements to reflect new information, future events or risks or the eventual outcome of the facts underlying the forward-looking statements except as required by law. New information or future events or risks may cause the forward-looking events we discuss in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference not to occur or to occur in a manner different from what we expect.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access, among other things, the registration statement (File No. 333-202351) containing this prospectus supplement (including the exhibits and schedules thereto).

The SEC rules allow us to incorporate by reference information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement will automatically update and, where applicable, supersede any information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference.

We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2014;

•	Our Quarterly Report on Form 10-Q for the quarter ended April 4, 2015;

•	Our Current Reports on Form 8-K filed on January 16, 2015, March 27, 2015 and May 22, 2015; and

•	All documents we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the completion or termination of this offering.

We will provide without charge to each person to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all of the information that has been incorporated by reference into this prospectus supplement, excluding exhibits to those documents, unless they are specifically incorporated by reference into those documents. These documents are available on our website at http://www.mohawkind.com. You can also request those documents from our Corporate Secretary at the following address and telephone number:

Mohawk Industries, Inc.

160 South Industrial Boulevard

Calhoun, Georgia 30701

(706) 629-7721

Except as expressly provided above, no other information, including information on our website, is incorporated by reference into this prospectus supplement.

SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and does not contain all of the information that you should consider in making your investment decision. You should read this summary together with the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus and the information in the documents incorporated by reference herein. You should carefully consider, among other things, the matters discussed in the sections titled “Risk Factors” below and in our SEC reports that are incorporated by reference herein.

Mohawk Industries, Inc.

Mohawk Industries, Inc. is a leading global flooring manufacturer that creates products to enhance residential and commercial spaces around the world. The Company’s vertically integrated manufacturing and distribution processes provide competitive advantages in carpet, rugs, ceramic tile, laminate, wood, stone and vinyl flooring. The Company’s industry-leading innovation has yielded products and technologies that differentiate its brands in the marketplace and satisfy all flooring related remodeling and new construction requirements. The Company’s brands are among the most recognized in the industry and include American Olean®, Bigelow®, Daltile®, Durkan®, Karastan®, Kerama Marazzi®, Lees®, Marazzi®, Mohawk®, Pergo®, Quick-Step® and Unilin®. During the past decade, the Company has transformed its business from an American carpet manufacturer into the world’s largest flooring company with operations in Australia, Brazil, Canada, China, Europe, India, Malaysia, Mexico, Russia and the United States. The Company had annual net sales in 2014 of $7.8 billion. Approximately 71% of this amount was generated by sales in North America and approximately 29% was generated by sales outside North America. The Company has three reporting segments: the Carpet segment, the Ceramic segment and the Laminate and Wood segment with a net sales distribution of approximately 40%, 40% and 20%, respectively.

The Carpet segment designs, manufactures, sources, distributes and markets its carpet and rug product lines in a broad range of colors, textures and patterns for residential and commercial applications in both remodeling and new construction. In addition, the Carpet segment markets and distributes ceramic tile, laminate, hardwood, resilient floor covering, carpet pad and flooring accessories. The Carpet segment markets and distributes its flooring products under various brands, including the following brand names: Aladdin®, Bigelow®, Durkan®, Horizon®, Karastan®, Lees®, Mohawk, Mohawk ColorCenters®, Mohawk Floorscapes®, Mohawk Home®, Portico® and SmartStrand®, which it sells through independent floor covering retailers, home centers, mass merchandisers, department stores, shop at home, buying groups, commercial dealers and commercial end users. Some products are also marketed through private labeling programs. The Carpet segment’s soft surface operations are vertically integrated from the extrusion of resin and recycled post-consumer plastics to the manufacturing and distribution of finished carpets and rugs.

The Ceramic segment designs, manufactures, sources, distributes and markets a broad line of ceramic tile, porcelain tile and natural stone products used in the residential and commercial markets for both remodeling and new construction. In addition, the Ceramic segment sources, markets and distributes other tile related products. The Ceramic segment markets and distributes its products under various brands, including the following brand names: American Olean, Daltile, Kerama Marazzi, Marazzi and Ragno, which it sells through independent distributors, home center retailers, individual floor covering retailers, ceramic specialists, commercial dealers and commercial end users. The Ceramic segment operations are vertically integrated from the production of raw material for body and glaze preparation to the manufacturing and distribution of ceramic and porcelain tile.

The Laminate and Wood segment designs, manufactures, sources, distributes and markets laminate and hardwood flooring used primarily in the residential market for both remodeling and new construction. In addition, the Laminate and Wood segment licenses certain patents related to laminate flooring installation. The Laminate and Wood segment markets and distributes its flooring products under various brands, including the following brand names: Columbia Flooring®, Century Flooring®, Mohawk®, Pergo®, Quick-Step® and Unilin®, which it sells through retailers, independent distributors and home centers. In Europe, the Laminate and Wood segment also produces roofing elements, insulation boards, medium-density fiberboard, chipboards and other wood products.

Our principal executive offices are located at 160 South Industrial Boulevard, Calhoun, Georgia 30701, and our telephone number is (706) 629-7721. Our website can be accessed at www.mohawkind.com. The contents of our website are not part of this prospectus supplement or the accompanying prospectus.

International Flooring Systems Acquisition

On January 13, 2015, the Company and its wholly owned Belgian subsidiary Unilin BVBA, or Unilin, entered into a definitive share purchase agreement, which we refer to as the Share Purchase Agreement, with International Flooring Systems S.A. and Enterhold S.A., or Enterhold, for Unilin to acquire all of the capital stock of the IVC Group from Enterhold. The purchase price is approximately €1.008 billion, or approximately $1.108 billion, subject to certain adjustments. Approximately €908 million, or $998 million, of the purchase price is expected to be paid in cash, with the remaining €100 million, or approximately $110 million, to be paid with 805,811 shares of Mohawk common stock. We refer to this transaction as the Acquisition.

The Acquisition is the next step in our strategy to expand Mohawk’s global business. The IVC Group is a major manufacturer of sheet vinyl, luxury vinyl tile, or LVT, and laminate, with operations in Europe, Russia and the United States. Over the past two decades, the IVC Group has grown rapidly based on a business model that focused on low cost, state-of-the-art manufacturing combined with a broad product offering which is customized to meet individual channel and customer needs. The IVC Group primarily distributes its products through large retailers, home centers and regional distributors and is focused on the residential sector. The IVC Group employs approximately 1,300 people around the globe.

We expect to achieve several synergies from the Acquisition, particularly in the fast growing LVT market. The IVC Group is the fastest growing manufacturer of LVT in Europe, and the IVC Group’s manufacturing expertise will benefit Mohawk as we open LVT factories in Belgium and the United States to meet the rapidly growing demand for LVT. Additionally, we expect the IVC Group’s fiberglass sheet vinyl product is expected to complement Mohawk’s sheet vinyl product. As a result, the Acquisition is expected to position Mohawk as a major participant in both the fast growing LVT market and the expanding fiberglass sheet vinyl business.

We expect the Acquisition to close by June 30, 2015, subject to the satisfaction of customary closing conditions and regulatory approvals. The Share Purchase Agreement contains termination rights for all parties if certain conditions are not satisfied by June 30, 2015, subject to the right of any party to extend the termination date until September 30, 2015 if any applicable antitrust approvals have not yet been obtained or if there exists any governmental action that restrains or prohibits the consummation of the Acquisition.

The Share Purchase Agreement does not contain any financing contingencies. We intend to fund the Acquisition and related expenses using the net proceeds of this offering, borrowings under our $1.8 billion five year senior unsecured revolving credit facility, which we refer to as our Senior Credit Facility, and available cash. The purchase price is subject to adjustment after closing for the actual amount of working capital that we acquire and other specified matters. This description of the Share Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Share Purchase Agreement, a copy of which is filed as an exhibit to our Current Report on Form 8-K filed with the SEC on January 16, 2015. See “Incorporation of Certain Information by Reference.”

The Acquisition is not conditioned upon the closing of this offering, and this offering is not conditioned upon, and is likely to be settled before, the closing of the Acquisition. We can provide no assurances that the Acquisition will occur in the anticipated timeframe, or at all, or on the terms set forth in the Share Purchase Agreement, or that the anticipated benefits of the Acquisition will be realized. See “Risk Factors—Risks Related to the Acquisition.” In the event that we do not consummate the Acquisition on or before December 31, 2015 or the Share Purchase Agreement is terminated at any time on or before such date, we will redeem all of the notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to, but not including, the special mandatory redemption date. See “Description of the Notes—Special Mandatory Redemption of 20     Notes.”

Recent Developments

On March 23, 2015, we entered into an agreement to settle, subject to court approval, all claims brought by a class of direct purchasers of polyurethane foam products. The plaintiffs alleged that certain manufacturers of polyurethane foam products and competitors of our carpet underlay division had engaged in price fixing in violation of U.S. antitrust laws. The Company continues to deny all allegations of wrongdoing but is settling to avoid the uncertainty, risk, expense and distraction of protracted litigation. Court approval of the settlement agreement is expected. We remain a defendant in a related indirect purchaser class case, as well as a number of cases involving other purchasers of polyurethane foam products not sold by us. As a result of the foregoing, the Company recorded a $125 million charge for the settlement and further defense of the direct purchaser class case and the remaining cases. We believe that adequate provisions for resolution of all of these cases have been made. These cases are subject to significant contingencies and uncertainties, and we are unable to estimate the amount or range of loss, if any, in excess of amounts accrued. We do not believe that the ultimate outcome of the remaining cases will have a material adverse effect on the Company’s financial condition, but the resolution of such cases could have a material adverse effect on the Company’s results of operations, cash flows or liquidity in a given quarter or year.

On March 26, 2015, we modified the terms of our previously existing $1.0 billion five year senior unsecured revolving credit facility, resulting in the current terms of our Senior Credit Facility. These modifications included (1) increasing the amount of the credit facility from $1.0 billion to $1.8 billion, (2) reducing pricing, (3) extending the maturity from September 25, 2018 to March 26, 2020, (4) eliminating the provision providing for acceleration of the maturity date to the date 90 days prior to the maturity of our senior notes due in January 2016 absent our satisfaction of specified liquidity levels, (5) eliminating the requirement that subsidiaries that are not borrowers under the credit facility provide guaranties if our credit ratings fall below certain specified levels and (6) modifying certain of the negative covenants to provide us with additional flexibility, including additional flexibility to make acquisitions and incur indebtedness.

On May 12, 2015, we purchased a 90% ownership interest in an eastern European ceramic tile floor manufacturer. The purchase price was approximately €175.5 million, or approximately $192.9 million, subject to certain adjustments set forth in the share purchase agreement. The manufacturer has a low cost position in the Bulgarian and Romanian markets. The combination with Mohawk will present opportunities to enhance the product offering, upgrade technology and expand exports to other countries.

Summary Consolidated Historical Financial Data of Mohawk

The summary historical financial data of Mohawk presented below as of and for the years ended December 31, 2012, 2013 and 2014 have been derived from Mohawk’s audited consolidated financial statements incorporated by reference into this prospectus supplement. The summary historical financial data presented below as of and for the three months ended March 29, 2014 and April 4, 2015 have been derived from Mohawk’s unaudited consolidated financial statements incorporated by reference into this prospectus supplement and include, in the opinion of management, all adjustments, consisting solely of normal and recurring adjustments, necessary for a fair presentation of such data. This information is only a summary and should be read in conjunction with the Company’s consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections contained in our Annual Report on Form 10-K for the year ended December 31, 2014 and in our Quarterly Report on Form 10-Q for the quarter ended April 4, 2015.

	Years ended, or as of, December 31,			Three months ended, or as of,
	2012	2013	2014	March 29, 2014	April 4, 2015
	(in millions, except ratios)
Statement of Operations Data:
Net sales:
Carpet	$2,912.1	$2,986.1	$3,013.9	$674.9	$739.3
Ceramic	1,616.4	2,677.1	3,015.3	695.1	719.8
Laminate and Wood	1,350.3	1,792.3	1,890.6	468.0	448.4
Intersegment sales	(90.8)	(106.7)	(116.3)	(24.9)	(26.3)

Consolidated	$5,788.0	$7,348.8	$7,803.4	$1,813.1	$1,881.2

Gross profit	$1,490.1	$1,920.8	$2,154.2	$481.4	$511.9
Operating income	379.5	546.9	772.8	130.7	43.8
Net earnings attributable to Mohawk Industries, Inc.	250.3	348.8	532.0	81.1	22.3
Balance Sheet Data:
Long-term debt (including current portion)	$1,382.9	$2,260.0	$2,253.4	$2,466.7	$2,412.3
Total stockholders’ equity	3,719.6	4,470.3	4,422.8	4,493.4	4,223.8
Cash Flows Data:
Net cash provided by (used in) operating activities	$587.6	$525.2	$662.2	$(71.0)	$(49.6)
Net cash used in investing activities	(215.3)	(810.0)	(565.7)	(122.1)	(109.1)
Net cash provided by (used in) financing activities	(216.8)	(106.8)	(25.6)	213.0	175.3
Effect of exchange rate changes on cash and cash equivalents	10.3	(32.0)	(27.2)	(1.4)	(7.4)

Net change in cash and cash equivalents	$165.7	$(423.6)	$43.8	$18.6	$9.2

Other Financial Information:
Adjusted EBITDA(1)	$677.4	$1,033.7	$1,171.9	$218.6	$263.5
Adjusted Operating Income:(2)
Carpet	168.7	222.6	267.9	34.3	41.0
Ceramic	127.1	283.7	360.4	62.6	85.7
Laminate and Wood	128.4	213.6	233.5	53.7	63.9
Net Debt(3)	905.3	2,205.9	2,155.6	2,394.0	2,305.3
Free Cash Flow(4)	100.4	158.6	379.3	(193.1)	(155.4)
Ratio of earnings to fixed charges	3.7	4.1	5.5	4.1	1.9

(1) The table below sets forth a reconciliation of operating income to Adjusted EBITDA. Adjusted EBITDA is defined as operating income, plus other income (expense), less net earnings attributable to non-controlling interest, plus depreciation and amortization, plus the pro forma effect of our 2013 acquisitions, and further adjusted to exclude the establishment of certain reserves for legal expenses related to the Carpet segment and charges related to certain business restructuring and integration costs as well as the disposal of a subsidiary. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our leverage capacity, liquidity and financial performance and because we believe Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures utilized by other companies because not all companies, and not all analysts, calculate Adjusted EBITDA in the same manner. Adjusted EBITDA is not defined under U.S. GAAP and is not a measure of net income, operating income or any other performance measure derived in accordance with U.S. GAAP.

	Years ended December 31,			Three months ended
	2012	2013	2014	March 29, 2014	April 4, 2015
	(in millions)
Consolidated
Operating income	$379.5	$546.9	$772.8	$130.7	$43.8
Add:
Other (expense) income	(0.3)	(9.1)	(10.7)	(4.9)	1.1
Net earnings (loss) attributable to non-controlling interest	(0.6)	(0.5)	(0.3)	0.0	(0.2)
Depreciation and amortization	280.3	308.9	345.6	81.0	85.7
Business restructurings	18.6	113.4	54.6	11.7	8.2
Acquisition purchase accounting (inventory step-up)	–	31.0	–
Reserve for legal expenses	–	–	10.0	–	125.0
Acquisitions EBITDA	–	43.1	–	–	–

Adjusted EBITDA	$677.4	$1,033.7	$1,171.9	$218.6	$263.5

(2) The table below sets forth a reconciliation of operating income to Adjusted Operating Income for each of our reporting segments. Adjusted Operating Income is defined as operating income, excluding certain charges relating to business restructurings and integration costs and the establishment of a reserve for legal expenses related to our Carpet segment. We present Adjusted Operating Income because we consider it to be an important supplemental measure of our performance by excluding certain matters that are not related to the performance of our core business and because Adjusted Operating Income is frequently used by securities analysts, investors and other interested parties. We caution investors that amounts presented in accordance with our definition of Adjusted Operating Income may not be comparable to similar measures utilized by other companies because not all companies, and not all analysts, calculate Adjusted Operating Income in the same manner. Adjusted Operating Income is not defined under U.S. GAAP and is not a measure of operating income or any other performance measure derived in accordance with U.S. GAAP.

	Years ended December 31,			Three months ended
	2012	2013	2014	March 29, 2014	April 4, 2015
	(in millions)
Carpet Adjusted Operating Income
Operating income	$158.2	$209.0	$255.9	$34.3	$(90.0)
Add:
Legal settlement and reserve				–	125.0
Restructuring, acquisition and integration-related costs	10.5	13.6	12.0	–	5.9

Adjusted Operating Income	$168.7	$222.6	$267.9	$34.3	$41.0

Ceramic Adjusted Operating Income
Operating income	$121.0	$209.8	$351.1	$60.7	$85.3
Add:
Restructuring, acquisition and integration-related costs	6.1	73.9	9.3	2.0	0.4

Adjusted Operating Income	$127.1	$283.7	$360.4	$62.6	$85.7

Wood and Laminate Adjusted Operating Income
Operating income	$126.4	$159.4	$194.7	$44.1	$58.9
Add:
Restructuring, acquisition and integration-related costs	2.0	54.2	38.8	9.6	5.0

Adjusted Operating Income	$128.4	$213.6	$233.5	$53.7	$63.9

(3) The table below sets forth a reconciliation of long-term debt and short-term debt to Net Debt. Net Debt is defined as long-term debt and short-term debt less cash and cash equivalents. We present Net Debt because it is an important supplemental measure that management uses in assessing the Company’s financial position and because Net Debt is frequently used by securities analysts, investors and other interested parties. We caution investors that amounts presented in accordance with our definition of Net Debt may not be comparable to similar measures utilized by other companies because not all companies, and not all analysts, calculate Net Debt in the same manner. Net Debt is not defined under U.S. GAAP, and is not a measure of short-term debt, long-term debt or any other measure of financial condition derived in accordance with U.S. GAAP.

	December 31,			March 29, 2014	April 4, 2015
	2012	2013	2014
	(in millions)
Long-term debt (including current portion of long-term debt)	$1,382.9	$2,260.0	$2,253.4	$2,466.6	$2,412.2
Less:
Cash and cash equivalents	477.7	54.1	97.9	72.6	107.0

Net Debt	$905.3	$2,205.9	$2,155.6	$2,394.0	$2,305.3

(4) The table below sets forth a reconciliation of net cash provided by operating activities to Free Cash Flow. Free Cash Flow is defined as net cash provided by operating activities less capital expenditures. We present Free Cash Flow because we consider it to be an important supplemental measure of our ability to fund acquisition and development activities and meet our debt service requirements and because we believe Free Cash Flow is frequently used by securities analysts, investors and other interested parties. We caution investors that amounts presented in accordance with our definition of Free Cash Flow may not be comparable to similar measures utilized by other companies because not all companies, and not all analysts, calculate Free Cash Flow in the same manner. Free Cash Flow is not defined under U.S. GAAP and is not a measure of cash flows from operating, investing or financing activities, liquidity or any other measure derived in accordance with U.S. GAAP.

	Years ended December 31,			Three months ended
	2012	2013	2014	March 29, 2014	April 5, 2015
	(in millions)
Net cash provided by (used in) operating activities	$587.6	$525.2	$662.2	$(71.0)	$(49.6)
Less:
Capital expenditures	208.3	366.6	561.8	122.1	105.8

Free Cash Flow	$379.3	$158.6	$100.4	$(193.1)	$(155.4)

The Offering

Issuer	Mohawk Industries, Inc.

Notes Offered	€ principal amount of % Senior Notes due 20 .

€ principal amount of % Senior Notes due 20 .

Interest Rate	% per year, payable annually in arrears.

Maturity Date	, 20 .

Interest Payment Date	of each year, commencing on , 2016.

Optional Redemption	Prior to , 20 (90 days prior to the scheduled maturity of the notes), we may redeem the notes, in whole or in part, at any time and from time to time, at the “make whole” redemption price described in “Description of the Notes—Optional Redemption” in this prospectus supplement plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

On or after , 20 (90 days prior to the scheduled maturity of the notes), we may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date. See “Description of the Notes—Optional Redemption” in this prospectus supplement.

Special Mandatory Redemption	In the event that we do not complete the Acquisition on or prior to December 31, 2015 or that the Share Purchase Agreement is terminated on or prior to such date, we will redeem all of the notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest thereon to, but excluding, the special mandatory redemption date. See “Description of the Notes—Special Mandatory Redemption” in this prospectus supplement.

Offer to Repurchase upon Change of Control	Upon a “Change of Control Triggering Event,” holders of the notes will have the right to require us to repurchase all or a portion of their notes at the purchase price described in “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event” in this prospectus supplement.

Redemption for Tax Reasons	We may redeem all, but not part, of the notes in the event of certain changes in the tax laws of the United States or certain other jurisdictions. This redemption would be at 100% of the principal amount of the notes to be redeemed, together with accrued and unpaid interest on the notes to be redeemed to the date fixed for redemption. See “Description of the Notes—Redemption for Tax Reasons.”

Ranking	The notes will be our general unsecured obligations and will:

•	rank equal in right of payment to all of our existing and future unsecured indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes;

•	rank senior in right of payment to any of our future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the notes;

•

to the extent we incur secured indebtedness in the future, be effectively subordinated to all of our secured indebtedness and other secured obligations to the extent of the value of the assets securing such indebtedness and other obligations; and

•	be structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries.

As of April 4, 2015, after giving effect to this offering and the use of proceeds therefrom, we would have had consolidated total indebtedness of $ million. This includes borrowings of $663.7 million under our Senior Credit Facility (including $657.1 million supporting commercial paper), which is unsecured, and borrowings of $492.9 million under our $500 million three year on-balance sheet U.S. trade accounts receivable securitization facility, which we refer to as our Securitization Facility, which is secured. As of April 4, 2015, all of our indebtedness, other than our indebtedness under the Securitization Facility, was unsecured. As of April 4, 2015, our subsidiaries had outstanding $1,352.6 million of total liabilities, including $503.1 million of debt (excluding in each case intercompany liabilities), to which the notes will be structurally subordinated. See “Risk Factors—Risks Related to the Notes—The notes are our unsecured obligations effectively subordinated to any secured indebtedness of ours” and “Use of Proceeds” in this prospectus supplement.

Covenants	The indenture and the supplemental indenture governing the notes will contain covenants that, subject to exceptions and qualifications, limit our ability and the ability of our subsidiaries to create liens, enter into sale and leaseback transactions and limit our ability to consolidate, merge or transfer all or substantially all of our assets.

Use of Proceeds	We intend to use the net proceeds of this offering, along with borrowings under our Senior Credit Facility and available cash, to retire substantially all of the IVC Group’s outstanding debt and, together with shares of Mohawk common stock, to pay the purchase price for the IVC Group and related transaction expenses. See “Use of Proceeds” in this prospectus supplement. This offering is not conditioned upon the completion of our acquisition of the IVC Group.

Currency of Payment	All payments of principal and interest, including payments made upon any redemption of the notes, will be made in euro. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in United States dollars until the euro is again available to us or so used. See “Description of the Notes—Issuance in Euro” and “Exchange Rates.”

Additional Amounts	Subject to certain exceptions and limitations set forth herein, we will pay additional amounts as may be necessary to ensure that every net payment on a note to a beneficial owner, after deduction or withholding by us or any of our paying agents for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States and certain other jurisdictions, will not be less than the amount provided in such note to be then due and payable. See “Description of the Notes—Payment of Additional Amounts.”

Further Issues	We may, at any time, without notice to or the consent of the holders of the notes, create and issue additional notes ranking equally with the notes in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such additional notes or except for, in some cases, the first payment of interest following the issue date of such additional notes). Such additional notes may be consolidated and form a single series with the previously outstanding notes. If the additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP, ISIN and/or any other identifying number.

Book-Entry; Form and Denominations	The notes will be issued only in registered, book-entry form. One or more global notes will be deposited with a common depositary on behalf of Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V. and registered in the name of the common depositary or its nominee. Except in the limited circumstances described under “Book-Entry System—Certificated Notes,” owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered to be holders of notes under the indenture. The notes will be issued in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof.

Listing	We intend to apply to list the notes on the NYSE. The listing application will be subject to approval by the NYSE. We currently expect trading in the notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

Marketing and Selling Restrictions	The notes may be offered for sale in those jurisdictions in the United States, Europe and Asia where it is lawful to make such offers. See “Underwriting—Selling Restrictions.”

Tax Considerations	You should consult your tax adviser with respect to the U.S. federal income tax consequences of owning the notes in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, non-U.S. or other taxing jurisdiction. See “Material United States Federal Tax Considerations.”

Governing Law	The indenture and the notes will be governed by the laws of the State of New York.

Trustee	U.S. Bank National Association

Paying Agent	Elavon Financial Services Limited, UK Branch

Transfer Agent and Registrar	Elavon Financial Services Limited

CUSIP

ISIN

Common Code

Risk Factors	See “Risk Factors” beginning on page S-11 of this prospectus supplement and on page 8 of our Annual Report on Form 10-K for the year ended December 31, 2014 and the other information included or incorporated by reference in this prospectus supplement for a discussion of certain risks you should carefully consider before deciding to invest in the notes.

RISK FACTORS

Investing in the notes involves a high degree of risk. You should carefully consider the risks described below and other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement before investing in the notes. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently consider less significant may also impair our business operations. Our business could be materially adversely affected by any of these risks.

This prospectus supplement and the accompanying prospectus also contain or incorporate by reference forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus. See “Forward-Looking Statements.”

RISKS RELATED TO OUR BUSINESS

For a discussion of risks related to our business and operations, please see “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2014, and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part I of our Quarterly Report on Form 10-Q for our fiscal quarter ended April 4, 2015, as well as similar disclosures contained in our other filings with the SEC that are incorporated by reference in this prospectus supplement. See “Incorporation of Certain Information by Reference.”

RISKS RELATED TO THE ACQUISITION

The completion of the Acquisition is subject to a number of closing conditions, and we can provide no assurances that it will be completed.

While we expect to complete the Acquisition by June 30, 2015, the Acquisition is subject to a number of closing conditions. The Share Purchase Agreement contains termination rights for all parties if certain conditions are not satisfied by June 30, 2015, subject to the right of any party to extend the termination date until September 30, 2015 if any applicable antitrust approvals have not yet been obtained or if there exists any governmental action that restrains or prohibits the consummation of the Acquisition. We can provide no assurance that the Acquisition will occur in the anticipated timeframe, or at all. If we are unable to satisfy (or obtain waivers of) the various conditions to closing, we will not be able to consummate the Acquisition. If we are not able to consummate the Acquisition by December 31, 2015 as specified under “Description of the Notes—Special Mandatory Redemption,” we will redeem all of the notes at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest from the date of initial issuance to, but not including, the special mandatory redemption date. See “Description of the Notes—Special Mandatory Redemption.”

We will incur significant additional indebtedness as a result of the Acquisition.

We intend to finance the approximately €908 million, or approximately $998 million, cash portion of the purchase price of the Acquisition with the proceeds of this offering, borrowings under our Senior Credit Facility and cash on hand. We will pay the remaining €100 million, or approximately $110 million, of the purchase price with 805,811 shares of Mohawk common stock. We expect that upon completion of this offering and the Acquisition, our consolidated total indebtedness will increase to approximately $             million.

We may encounter difficulties in fully integrating the acquired IVC Group business into our business and may not fully achieve, or achieve within a reasonable time frame, the expected strategic objectives and other expected benefits of the Acquisition.

We expect to realize strategic and other benefits as a result of our acquisition of the IVC Group, including, among other things, the opportunity to extend our reach in the flooring industry and provide our customers with an even wider range of products and services. However, it is impossible to predict with certainty whether, or to what extent, these benefits will be realized or whether we will be able to integrate the IVC Group in a timely and effective matter. Complete integration of the acquired IVC Group operations with that of our own will be a time-consuming process. There may be substantial difficulties, costs and delays involved in the integration of the acquired IVC Group business. These may include:

•	distraction of management from day-to-day operations;

•	higher-than-expected costs and delays in implementing common systems and procedures; and

•	potential incompatibility of corporate cultures.

Any one or all of these factors may increase our operating costs or lower our anticipated financial performance. Also, some of these factors are outside of our control. Achieving the anticipated synergies and the potential benefits of the Acquisition will depend on the successful integration of the businesses.

Other factors that may impact our achievement of the expected synergies and benefits of the Acquisition include, but are not limited to, our ability to maintain and enhance our relationships with existing IVC Group customers, our ability to provide additional opportunities for the IVC Group through our existing customer relationships and product channels, and fluctuating economic and competitive conditions. We may be unable to achieve the same growth, sales levels and profitability that the IVC Group has achieved in the past.

Our ability to address these issues will determine the extent to which we are able to successfully integrate, develop and grow the acquired IVC Group business and to realize the expected synergies and other benefits of the Acquisition. Our failure to do so could have a material adverse effect on our business following the Acquisition.

RISKS RELATED TO THE NOTES

The notes will be effectively subordinated to all liabilities of our subsidiaries.

The notes will be issued by Mohawk Industries, Inc., which operates as a holding company, and will not be guaranteed by any of our subsidiaries. The notes therefore will be structurally subordinated to the existing and future claims of our subsidiaries’ creditors, including trade payables and lease obligations. Holders of the notes will not be creditors of our subsidiaries. Any claims of holders of the notes to the assets of our subsidiaries derive from our own equity interests in those subsidiaries. Claims of our subsidiaries’ creditors will generally have priority as to the assets of our subsidiaries over our own equity interest claims and will therefore have priority over claims of the holders of the notes. Consequently, the notes will be effectively subordinated to all liabilities, whether or not secured, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of April 4, 2015, our subsidiaries had outstanding $1,352.6 million of total liabilities, including $503.1 million of debt (excluding, in each case, intercompany liabilities). The indenture governing the notes permits our subsidiaries to incur certain additional debt, including secured debt, and will not limit their ability to incur other liabilities that are not considered indebtedness under the indenture.

The notes are our unsecured obligations effectively subordinated to any secured indebtedness of ours.

The notes will not be secured by any of our assets and will be effectively subordinated to any secured indebtedness of ours to the extent of the value of the assets securing that indebtedness. Accordingly, in the event of a default in payment on, or the acceleration of, any secured indebtedness of ours or in the event of our bankruptcy, liquidation or any similar proceeding, holders of the notes will be entitled to payment only after the holders of any of our secured indebtedness have been paid, to the extent of the value of the assets securing that indebtedness. To the extent that such assets cannot satisfy in full any secured indebtedness of ours, the holders of such secured indebtedness would have a claim for any shortfall that would rank equally in right of payment with the notes. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of any secured indebtedness of ours. Holders of any secured indebtedness of ours will have claims that are prior to the claims of holders of the notes, to the extent of the value of the assets securing such indebtedness. Further, the indentures governing our existing notes and the notes being offered hereby do not prohibit us from incurring additional indebtedness, including secured indebtedness.

Pursuant to our Securitization Facility, a wholly owned, bankruptcy-remote special purpose subsidiary of the Company may borrow up to $500 million. As of April 4, 2015, we had $492.9 million of indebtedness outstanding under our Securitization Facility. Borrowings under the Securitization Facility are secured by accounts receivable purchased by such special purpose subsidiary and, as such, are structurally senior to the notes. Because such special purpose subsidiary is a separate legal entity, its assets are available to satisfy the claims of the creditors of that subsidiary only and not the creditors of Mohawk or Mohawk’s other subsidiaries. Neither we nor any of our other subsidiaries have guaranteed the repayment of the indebtedness owing by such special purpose subsidiary under the Securitization Facility. Accordingly, if the amounts payable in respect of the accounts receivable purchased by that subsidiary are not sufficient to repay the indebtedness owing by such special purpose subsidiary under the Securitization Facility, the lenders under the Securitization Facility will not be able to seek payment of their deficiency from us or any of our other subsidiaries.

A breach of a covenant in our debt instruments could cause an acceleration of a significant portion of our outstanding indebtedness, and we may not be able to make payments on the notes.

The various agreements governing our outstanding indebtedness contain covenants that limit, among other things, our ability to:

•	incur additional indebtedness;

•	create liens or other encumbrances;

•	enter into sale and leaseback transactions;

•	pay dividends or make distributions or certain other restricted payments;

•	create restrictions on the payment of dividends or other amounts to us by our restricted subsidiaries;

•	make certain investments;

•	sell assets, including, but not limited to capital stock of restricted subsidiaries;

•	enter into certain mergers and consolidations; and

•	enter into transactions with shareholders or affiliates.

Additionally, our Senior Credit Facility requires us to meet certain financial ratios and tests. As of April 4, 2015, after taking into account these ratios and tests (and prior to the issuance of notes offered hereby), we had the ability to incur additional indebtedness of up to $1,135 million under such ratios, all of which is available under the Senior Credit Facility. Agreements we enter into in the future governing indebtedness could also contain significant financial and operating restrictions.

A breach of a covenant or other provision in any debt instrument governing our current or future indebtedness could result in a default under such debt instrument. In addition, such an event may trigger an event of default under one or more of our other debt instruments, including the notes. Our ability to comply with the covenants and other provisions in our various debt instruments may be affected by events beyond our control, and we cannot assure you that we will be able to comply with these covenants and other provisions. Upon the occurrence of an event of default under any debt instrument, the lenders could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against collateral granted to them, if any, to secure the indebtedness. If our current or future lenders accelerate the payment of the indebtedness owed to them, we cannot assure you that our assets would be sufficient to repay in full our outstanding indebtedness, including the notes.

Our existing and future levels of indebtedness could adversely affect our financial health, our ability to obtain financing in the future, our ability to react to changes in our business and our ability to fulfill our obligations under the notes.

As of April 4, 2015, after giving effect to the use of the proceeds from this offering, we would have had outstanding consolidated total indebtedness of $             million and availability of $1,135 million under the Senior Credit Facility but no further availability under the Securitization Facility.

Our level of indebtedness could have important consequences for holders of the notes. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness, resulting in possible defaults on and acceleration of such indebtedness;

•

require us to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, thereby reducing the availability of such cash flows to fund working capital, acquisitions, new plant openings, capital expenditures and other general corporate purposes;

•	limit our ability to obtain additional financing for working capital, acquisitions, new plant openings, capital expenditures, debt service requirements and other general corporate purposes;

•	limit our ability to refinance indebtedness or cause the associated costs of such refinancing to increase;

•	restrict the ability of our subsidiaries to pay dividends or otherwise transfer assets to us, which could limit our ability to, among other things, make required payments on our debt;

•	increase our vulnerability to general adverse economic and industry conditions, including interest rate fluctuations (because a portion of our borrowings are at variable rates of interest); and

•

place us at a competitive disadvantage compared to other companies with proportionately less debt or comparable debt at more favorable interest rates who, as a result, may be better positioned to withstand economic downturns.

Any of the foregoing impacts of our level of indebtedness could have a material adverse effect on our business.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. We also depend on the business of our subsidiaries to satisfy our cash needs. If we cannot generate the required cash, we may not be able to make the necessary payments under the notes.

Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. Our ability to generate cash, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We conduct our operations primarily through our subsidiaries. As a result, our ability to service our debts, including our obligations under the notes and other obligations, depends largely on the earnings of our subsidiaries and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Additionally, changes in the laws of foreign jurisdictions in which we operate may adversely affect the ability of some of our foreign subsidiaries to repatriate funds to us.

Additionally, our historical financial results have been, and we anticipate that our future financial results will be, subject to fluctuations. We cannot assure you that our business will generate sufficient cash flow from our operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs and make necessary capital expenditures.

If our cash flow and capital resources are insufficient to allow us to make scheduled payments on our debt, we may have to sell assets, seek additional capital or restructure or refinance our debt. We cannot assure you that the terms of our debt will allow for these alternative measures or that such measures would satisfy our scheduled debt service obligations.

If we cannot make scheduled payments on our debt:

•	the holders of our debt could declare all outstanding principal and interest to be due and payable;

•	the holders of our secured debt could commence foreclosure proceedings against our assets;

•	we could be forced into bankruptcy or liquidation; and

•	you could lose all or part of your investment in the notes.

The indenture does not restrict our ability to incur additional debt or to take other actions that could negatively impact our ability to pay our obligations under the notes, and the limited covenants in the indenture do not provide protection against some types of important corporate events.

The indenture for the notes does not:

•	limit our ability to incur indebtedness;

•	limit our subsidiaries’ ability to incur indebtedness, which would effectively rank senior to the notes;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the equity interests of our subsidiaries that we hold;

•	restrict our ability to purchase or prepay our securities;

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes; or

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity which might protect holders of the notes in the event that we experience significant adverse changes in our business, financial condition or results of operations.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes but would not constitute a change of control triggering event that permits holders to require us to repurchase their notes. For these reasons, you should not consider the covenants in the indenture or the change of control repurchase feature of the notes as a significant factor in evaluating whether to invest in the notes. See “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event.”

If we do not complete the Acquisition on or prior to December 31, 2015 or if the Share Purchase Agreement is terminated at any time prior to such date, then we will be required to redeem all of the notes and, as a result, holders of the notes may not obtain their expected return on the notes.

We may not be able to complete the Acquisition on or prior to December 31, 2015 as specified under “Description of the Notes—Special Mandatory Redemption” or the Share Purchase Agreement may be terminated prior to such time. Our ability to consummate the Acquisition is subject to various closing conditions. If we are not able to consummate the Acquisition by December 31, 2015 or if the Share Purchase Agreement is terminated on or before such date, we will be required to redeem all of the notes at a redemption price equal to 101% of the aggregate principal amount of the redeemed notes, plus accrued and unpaid interest from the date of initial issuance to, but excluding, the special mandatory redemption date. As a result, holders of the notes may not obtain their expected return on the notes. If we complete the Acquisition within the specified timeframe, holders of the notes will have no right to require us to redeem the notes pursuant to the special mandatory redemption provision, nor will holders have any right to require us to redeem their notes if, between the closing of the notes offering and the closing of the Acquisition, the terms of the Acquisition change. See “Description of the Notes—Special Mandatory Redemption.”

We may be unable to raise the funds necessary to redeem or repurchase your notes upon a special mandatory redemption event or a change of control triggering event.

In addition to our obligation to redeem all of the notes if we do not complete the Acquisition within the time period specified under “Description of the Notes—Special Mandatory Redemption,” holders of the notes will have the right, at their option, to require us to repurchase all or a portion of their notes upon the occurrence of a change of control triggering event, which is a triggering event involving both a change of control of the Company and the notes being rated below investment grade following a downgrade by at least two of Standard & Poor’s Rating Services, Moody’s Investor Services, Inc. and Fitch Inc. In either case, we must redeem or offer to repurchase the notes at a price equal to 101% of the aggregate principal amount outstanding on the date of such special mandatory redemption or change of control triggering event, plus accrued and unpaid interest from the date of initial issuance to, but excluding, the redemption or repurchase date. See “Description of the Notes—Special Mandatory Redemption” and “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event.”

If we do not have sufficient funds to pay the redemption or repurchase price for all of the notes to be redeemed or repurchased, an event of default under the indenture governing the notes would occur. We would need to seek third-party financing to the extent we do not have available funds to meet our redemption or repurchase obligation. However, there can be no assurance that we would be able to obtain any such financing on acceptable terms or at all. In addition, cash payments in respect of notes to be redeemed or repurchased may be subject to limits and might be prohibited, or create an event of default, under our indebtedness or other agreements relating to borrowings that we may enter into from time to time. Our failure to make cash payments in respect of notes to be redeemed or repurchased also could result in an event of default under the notes, under the Senior Credit Facility or under other credit-related agreements. Our inability to pay for notes that are to be redeemed or repurchased also could result in holders receiving substantially less than the principal amount of the notes.

In addition, as noted previously, the change of control repurchase obligation in the indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes), reorganization, restructuring, merger or other similar transaction. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a “change of control” of the Company as defined in the indenture that would trigger our obligation to offer to repurchase the notes. If an event occurs that does not constitute a “change of control” as defined in the indenture, we will not be required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the event. See “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event.”

In addition, the change of control repurchase obligation may not be enforceable. In a recent decision, the Chancery Court of Delaware raised the possibility that a change of control repurchase obligation occurring as a result of a failure to have “continuing directors” comprising a majority of a board of directors may be unenforceable on public policy grounds. Therefore, in certain circumstances involving a significant change in the composition of our Board of Directors, holders of the notes may not be entitled to require us to repurchase the notes upon a change of control of the Company. See “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event.”

We will need to repay or refinance the Securitization Facility and the Senior Credit Facility prior to the maturity of the notes. Failure to do so could have a material adverse effect upon us.

The Securitization Facility is scheduled to mature on December 19, 2015, and the Senior Credit Facility is scheduled to mature on March 26, 2020. Prior to the maturity of the notes, we will need to repay, refinance, replace or otherwise extend the maturity of the Securitization Facility and the Senior Credit Facility. Our ability to repay, refinance, replace or extend will depend on, among other things, business conditions, our financial performance and the general condition of the financial markets. If a financial disruption were to occur at the time we are required to repay indebtedness outstanding under the Securitization Facility or the Senior Credit Facility, we could be forced to undertake alternate financings, negotiate for an extension of the maturity dates or sell assets and delay capital expenditures in order to generate proceeds that could be used to repay the indebtedness. We cannot assure you that we will be able to consummate any such transaction on terms that are commercially reasonable, or on terms acceptable to us or at all.

Our credit ratings may not reflect all risks of your investment in the notes.

The credit ratings assigned to the notes are limited in scope and do not address all material risks relating to an investment in the notes but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of a rating may be obtained from the relevant rating agency. The credit rating agencies also evaluate our industry and may change their credit rating for us based on their overall view of our industry. There can be no assurance that the credit ratings assigned to the notes will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agency if, in such rating agency’s judgment, circumstances so warrant. Credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

An increase in interest rates would increase the cost of servicing our debt and could reduce our profitability.

A significant portion of our outstanding debt, including under the Senior Credit Facility, bears interest at variable rates. As a result, an increase in interest rates, whether because of an increase in market interest rates or a decrease in our creditworthiness, would increase the cost of servicing our debt and could materially reduce our profitability and cash flows. The impact of such an increase would be more significant for us than it would be for competitors that have less variable rate debt.

We may be unable to repay or repurchase the notes at maturity.

At maturity, the entire principal amount of the notes, together with accrued and unpaid interest, will become due and payable. We may not have the ability to repay or refinance these obligations. If the maturity date occurs at a time when other arrangements prohibit us from repaying the notes, we could try to obtain waivers of such prohibitions from the lenders and holders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we could not obtain the waivers or refinance these borrowings, we would be unable to repay the notes.

An active trading market for the notes may not develop.

There has not been an established trading market for the notes. Although we intend to apply for listing of the notes for trading on the NYSE, no assurance can be given that the notes will become or will remain listed or that an active trading market for the notes will develop or, if developed, that it will continue. If an NYSE listing of the notes is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. Certain of the underwriters have informed us that they currently intend to make a market in the notes, but they have no obligation to do so and may discontinue making a market at any time without notice. If an active trading market does not develop or is not sustained, the market price and liquidity of the notes may be adversely affected and you may be unable to resell your notes at a particular time, at their fair market value or at all.

If a trading market does develop, the market price of the notes will depend on many factors, including:

•	ratings on our debt securities assigned by the credit rating agencies;

•	the market demand for securities similar to the notes and the interest of securities dealers in making a market for the notes;

•	the number of holders of the notes;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance and future prospects;

•	the market price of our common stock;

•	the prospects for companies in our industry generally; and

•	the overall condition of the financial markets.

Historically, the market for investment grade debt has been subject to disruptions that have caused volatility in prices of securities similar to the notes. It is possible that the market for the notes will be subject to disruptions. Any disruptions may have a negative effect on holders of the notes, regardless of our financial condition and performance and our prospects.

The European Commission has proposed a financial transactions tax in certain member states of the European Union which, if adopted, could apply in certain circumstances to secondary market trades of the notes both within and outside of those participating member states.

The European Commission has published a proposal for a directive for a common financial transactions tax, or FTT, in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia, to which we refer as the participating Member States. The proposed FTT has very broad scope and could, if implemented in the form proposed by the European Commission, apply to certain dealings in the notes (including secondary market transactions) in certain circumstances.

Under the European Commission proposal, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in notes where at least one party is a financial institution and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including by transacting with a person established in a participating Member State.

Joint statements issued by participating Member States indicate an intention to implement the FTT by January 1, 2016. However, the FTT proposal remains subject to negotiation among the participating Member States. It may therefore be materially altered prior to any implementation (if at all), the timing of which remains unclear, and the extent to which it may ultimately apply (if at all) to dealings in the notes is uncertain. Additional Member States may decide to participate. Prospective holders of, and investors in, the notes are advised to seek their own professional advice regarding the FTT.

Under EC Council Directive 2003/48/EC issued on June 3, 2003, or any other directive amending, supplementing or replacing such directive, to which we refer collectively as the EU Savings Directive, a paying agent may be obligated to withhold taxes on payments made or collected through a member state of the EU, referred to as a Member State, that has opted for a withholding system.

Under the EU Savings Directive, the competent authority of a Member State is required to provide to the competent authority of another Member State details of payments of interest and other similar income paid by a person within its jurisdiction to, or for the benefit of, an individual, or certain other persons, resident in that other Member State. However, for a transitional period, Austria is instead required (unless during such period it elects otherwise) to levy withholding tax at a rate of 35% in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories have adopted similar measures.

On March 24, 2014, the EU Savings Directive was amended to, among other things, expand the range of payments covered by the EU Savings Directive to include certain additional types of income, widen the range of recipients payments to whom are covered by the EU Savings Directive, and include certain other types of entity and legal arrangements. Member States are required to implement national legislation giving effect to these changes by January 1, 2016 (which national legislation must apply from January 1, 2017). Prospective holders of, and investors in, the notes are advised to seek their own professional advice regarding the EU Savings Directive.

If a payment under a note were to be made by a person in or collected through an EU Member State which has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment pursuant to the EU Savings Directive, neither we nor any paying agent nor any other person would be obliged to pay additional amounts with respect to any note as a result of the imposition of such withholding tax. Investors should inform themselves of, and where appropriate take advice on, the impact of the EU Savings Directive on their investment.

An investment in the notes by a beneficial owner whose home currency is not euro entails significant risks.

All payments of interest on and the principal of the notes and any redemption price for the notes will be made in euros. An investment in the notes by a beneficial owner whose home currency is not euro entails significant risks. These risks include the possibility of significant changes in rates of exchange between the beneficial owner’s home currency and euro and the possibility of the imposition or subsequent modification of foreign exchange controls. These risks generally depend on factors over which we have no control, such as economic, financial and political events and the supply of and demand for the relevant currencies. In the past, rates of exchange between euro and certain currencies have been highly volatile, and each beneficial owner should be aware that volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of the notes. Depreciation of the euro against a beneficial owner’s home currency would result in a decrease in the effective yield of the notes below its coupon rate and, in certain circumstances, could result in a loss to the beneficial owner. See “Exchange Rates.” If you are a United States beneficial owner, see “Material United States Federal Tax Considerations” for certain U.S. federal income tax consequences of the ownership and disposition of the notes related to the notes being denominated in euros.

The notes permit us to make payments in dollars if we are unable to obtain euros.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into dollars on the basis of the then most recently available market exchange rate for euro. Any payment in respect of the notes so made in dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the trustee nor the paying agent shall have any responsibility for effecting such currency conversions.

In a lawsuit for payment on the notes, an investor may bear currency exchange risk.

The indenture is, and the notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euros. However, the judgment would be converted into dollars at the market exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a significant amount of time. A federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply New York law.

In courts outside of New York, investors may not be able to obtain a judgment in a currency other than dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in dollars. The date used to determine the rate of conversion of euro into dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

The notes have minimum specified denominations of €100,000.

The notes have minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. The notes may be traded in amounts in excess of €100,000 that are not integral multiples of €100,000. In such a case, a holder of notes who, as a result of trading such amounts, holds a principal amount of less than €100,000 may not receive a definitive certificate in respect of such holding (should definitive certificates be printed) and would need to purchase a principal amount of notes such that its holding amounts to at least €100,000.

EXCHANGE RATES

The table below sets forth, for the periods indicated, information concerning the noon buying rate in New York City for cable transfers as announced by the United States Federal Reserve Board for euros (expressed in dollars per €1.00). The rates in this table are provided for your reference only. Unless otherwise specified, the euro/U.S. dollar rate of exchange used in this prospectus supplement is €1.00=$1.0994, as of May 29, 2015.

	High	Low	Period Average(1)	Period end
Period
2010	1.4536	1.1959	1.3261	1.3269
2011	1.4875	1.2926	1.3931	1.2973
2012	1.3463	1.2062	1.2859	1.3186
2013	1.3816	1.2774	1.3279	1.3816
2014	1.3927	1.2101	1.3210	1.2101
January 2015	1.2015	1.1279	1.1615	1.1290
February 2015	1.1481	1.1196	1.1354	1.1196
March 2015	1.1184	1.0496	1.0829	1.0731
April 2015	1.1224	1.0567	1.0818	1.1224
May 2015	1.1428	1.0876	1.1164	1.0994

(1)	The average of the noon buying rates on each day of the relevant year or period.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for the periods indicated is set forth in the table below. You should read this table in conjunction with our consolidated financial statements and related notes to financial statements incorporated by reference in this prospectus supplement. See “Incorporation of Certain Information by Reference.”

	For the years ended December 31,					For the three months ended April 4,
	2010	2011	2012	2013	2014	2015
Ratio of earnings to fixed charges(1)	2.1x	2.4x	3.7x	4.1x	5.5x	1.9	x(2)

(1) For the purposes of determining the ratio of earnings to fixed charges, earnings consists of the aggregate of earnings from continuing operations before income taxes plus fixed charges and amortization of capitalized interest, less total capitalized interest. Fixed charges are defined as interest expensed and capitalized plus an estimate of interest included within rental expense.

(2) Earnings (as defined above) for the three months ended April 4, 2015 reflect a $125.0 million charge related to the settlement and further defense of the polyurethane foam litigation. Excluding this litigation-related charge, earnings for the three months ended April 4, 2015 would have been $153.0 million and the ratio of earnings to fixed charges would have been 6.4x.

CAPITALIZATION

The following table sets forth the historical unaudited cash and cash equivalents and capitalization of Mohawk as of April 4, 2015:

•	on an actual basis; and

•

on an as adjusted basis to reflect the issuance and sale of the notes and the use of the estimated net proceeds thereof, along with borrowings under our Senior Credit Facility and available cash, together with the issuance of 805,811 shares of Mohawk common stock, to complete our acquisition of the IVC Group as described under “Summary—International Flooring Systems Acquisition.”

	April 4, 2015
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents(1)	$107.0	$

Short-term debt and current portion of long-term debt	$1,806.2	$
Long-term debt, including current portion:
Senior credit facility(2)	$6.6	$
Commercial paper	657.1
Securitization facility	492.9
6.125% senior notes due 2016	645.6
3.85% senior notes due 2023	600.0
Notes offered hereby(1)	—
Other long-term debt(3)	10.1
Total debt	2,412.3
Total stockholders’ equity	4,223.8

Total capitalization	$6,636.1	$

(1)	The amount in the “As Adjusted” column reflects the dollar equivalent of the aggregate net proceeds received in cash and the aggregate principal amount of the notes being offered (giving effect to the discount to the public of % with respect to the notes) using the exchange rate of €1.00=$1.0994 on May 29, 2015.

(2)	As of April 4, 2015, $1.4 million of standby letters of credit were issued and $1,135 million of additional borrowings were available under our Senior Credit Facility.

(3)	Other long-term debt includes capital leases and other liabilities.

USE OF PROCEEDS

The net proceeds to us from the sale of the notes will be approximately €                 million, or $                 million (after deducting the underwriters’ discount and estimated offering expenses payable to us). We intend to use the net proceeds of this offering, along with borrowings under our Senior Credit Facility and available cash, to retire substantially all of the IVC Group’s outstanding debt and, together with shares of Mohawk common stock, to pay the purchase price and transaction expenses incurred in connection with our acquisition of the IVC Group. See “Summary—International Flooring Systems Acquisition” in this prospectus supplement. We currently expect that the aggregate cash required, including the net proceeds from this offering, to retire substantially all of the IVC Group’s outstanding debt and to pay the cash portion of the purchase price and transaction expenses will be approximately €908 million, or approximately $998 million, with the remainder of the purchase price to be paid with 805,811 shares of Mohawk common stock.

This offering is not conditioned upon the completion of the Acquisition, and there can be no assurance that we will consummate the Acquisition. See “Risk Factors—Risks Related to the Acquisition.” In the event that the Acquisition is not consummated on or before December 31, 2015 or the Share Purchase Agreement is terminated any time on or before such date, we will use the net proceeds of this offering, borrowings under our Senior Credit Facility and the available cash described above to fund the special mandatory redemption of all of the notes at a redemption price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the special mandatory redemption date. See “Description of the Notes—Special Mandatory Redemption” in this prospectus supplement.

Pending use of the net offering proceeds as described above, we intend to invest the net proceeds in short-term interest-bearing accounts, securities or similar investments.

While we currently anticipate that we will use the net proceeds of the offering as described above, we may reallocate the net proceeds depending upon market and other conditions in effect at the time to repay outstanding indebtedness or for general corporate purposes.

DESCRIPTION OF THE NOTES

The following description of the general terms of the notes should be read in conjunction with the statements under “Description of Debt Securities” in the accompanying prospectus. If this summary differs in any way from the “Description of Debt Securities” in the accompanying prospectus, you should rely on this summary.

General

Mohawk Industries, Inc. will issue €             aggregate principal amount of     % notes due             , 20     under an indenture dated as of January 31, 2013, as supplemented by a supplemental indenture dated as of             , 2015, by and among Mohawk Industries, Inc., U.S. Bank National Association, as trustee, and the paying agent named below, as paying agent. We refer to this indenture and supplemental indenture together as the indenture.

The indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The following description of the provisions of the indenture and the notes is only a summary. You should read the entire indenture carefully before investing in the notes. You can obtain a copy of the indenture by following the directions under the caption “Incorporation of Certain Information By Reference” in this prospectus supplement.

Unless otherwise indicated, capitalized terms used in the following summary that are defined in the indenture have the meanings used in the indenture. As used in this “Description of the Notes,” references to “Mohawk” refer to Mohawk Industries, Inc. and do not, unless the context otherwise indicates, include Mohawk’s subsidiaries.

We have initially appointed Elavon Financial Services Limited, UK Branch, or Elavon UK, to act as principal paying agent in connection with the notes, and we have appointed Elavon Financial Services Limited, or Elavon, to act as transfer agent and registrar. Elavon UK and Elavon are affiliates of the trustee. The terms “principal paying agent” and “paying agent” shall include Elavon and any successors appointed from time to time in accordance with the provisions of the indenture. To the extent the paying agent is obliged to withhold or deduct tax on payments of interest or other similar income pursuant to European Council Directive 2003/48/EC on the taxation of savings income, or any other Directive amending, supplementing or replacing such Directive, or any law implementing or complying with, or introduced in order to conform to, such Directive or Directives, we will, to the extent permitted by law, maintain an additional paying agent outside the European Union or in a Member State of the European Union that is not obliged to make such withholding or deduction.

The notes:

•	will be an aggregate initial amount of € , subject to our ability to issue additional notes which may be of the same series as the notes as described below under “—Further Issues;”

•	will mature on , 20 ;

•	will bear interest at a rate of % per annum;

•	will be our senior unsecured debt, ranking equally with all our other present and future unsecured and unsubordinated indebtedness;

•	will be issued in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof;

•	will be repaid at par at maturity;

•	will be redeemable by us at our option at any time prior to maturity at the price and on the other terms described below under “—Optional Redemption;”

•

will be redeemable by us in whole but not in part on the special mandatory redemption date (as defined below) at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption and on the other terms described below under “—Special Mandatory Redemption;”

•

may be repurchased by us at the option of the holder upon a change of control triggering event (as described below) at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase and on the other terms described below under “—Offer to Repurchase Upon Change of Control Triggering Event;”

•

will be redeemable by us in whole but not in part at our option in the event of certain developments affecting United States taxation (as described below) at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption and on the other terms described below under “—Redemption for Tax Reasons;” and

•	will not be subject to any sinking fund.

The indenture and the notes do not limit the amount of unsecured indebtedness that may be incurred or the amount of securities that may be issued by us. We may issue debt securities under the indenture in one or more series, each with different terms, up to the aggregate principal amount which we may authorize from time to time.

Listing

We intend to apply to list the notes on the NYSE to begin trading within 30 days after the original issue date of the notes. The listing application is subject to approval by the NYSE. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

Payments in Euros

Initial holders of notes will be required to pay for the notes in euros, and all payments of interest and principal, including payments made upon any redemption of the notes, will be payable in euros. If, on or after the date of this prospectus supplement, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then-member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted into dollars on the basis of the most recently available market exchange rate for euros. Any payment in respect of the notes so made in dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors—Risks Related to the Notes.”

Principal, Maturity and Interest

The notes will mature on             , 20     will bear interest at the rate of     % per annum. We will pay interest on the notes annually in arrears on of each year, beginning on             , 2016, to persons in whose names the notes are registered at the close of business on the preceding             . Interest payable at maturity on the notes will be paid to the persons to whom principal shall be payable.

Interest on the notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance of the notes. We will compute the amount of interest payable on the notes on the basis of (i) the actual number of days in the period for which interest is being calculated and (ii) the actual number of days from (and including) the last date on which interest was paid on the notes (or             , 2015, if no interest has been paid on the notes) to (but excluding) the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

Principal of and any premium or interest on the notes will be payable at the office of the paying agent at Fifth Floor, 125 Old Broad Street, London EC2N 1AR, United Kingdom, and any other location we designate. The notes may be registered for transfer or exchanged without payment of any charge (other than any tax or other governmental charge payable in connection therewith) at the office of the registrar at Block E, Cherrywood Business Park, Loughlinstown, Dublin, Ireland. Initially, the paying agent’s office in London and the registrar’s office in Dublin will serve as our office and agency for these respective purposes. We may elect that payment of interest on notes be made by wire transfer or by check mailed to the address of the appropriate person as it appears on the security register. So long as the registered owner of the notes is a common depositary of Euroclear and Clearstream or their nominee, payment of principal and interest shall be made in accordance with the requirements of Euroclear and Clearstream.

A “business day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in the City of New York or London are authorized or required by law or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or the TARGET2 system, or any successor thereto, operates. If any interest payment date, maturity date or redemption date is not a business day, then the related payment for such interest payment date, maturity date or redemption date shall be paid on the next succeeding business day with the same force and effect as if made on such interest payment date, maturity date or redemption date, as the case may be, and no further interest shall accrue as a result of such delay.

Ranking

The notes will be Mohawk’s senior unsecured obligations. Payment of the principal and interest on the notes will rank equally in right of payment with all of Mohawk’s existing and future unsecured and unsubordinated indebtedness and, to the extent Mohawk incurs subordinated indebtedness in the future, rank senior in right of payment to its subordinated indebtedness. To the extent Mohawk incurs secured indebtedness in the future, the notes will be effectively subordinated to any secured indebtedness of Mohawk, to the extent of the value of any assets securing such indebtedness.

Nearly all of Mohawk’s operations are conducted through its subsidiaries. Accordingly, Mohawk’s cash flow and its ability to service debt, including the notes, are entirely dependent upon the earnings of Mohawk’s subsidiaries and the distribution of those earnings to, or upon other payments of funds by those subsidiaries to, Mohawk. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make funds available for such payments, whether by dividends, distributions, loans or other payments. In addition, the payment of dividends and the making of loans and advances to Mohawk by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries, and are subject to various business considerations.

Any right of Mohawk to receive assets of any of its subsidiaries upon their liquidation or reorganization, and the resulting right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that Mohawk is itself recognized as a creditor of such subsidiary, in which case Mohawk’s claims would be effectively subordinated to claims of that subsidiary’s creditors having security interests in the assets of such subsidiary and subordinated to any indebtedness of such subsidiary senior to that held by Mohawk.

Optional Redemption

Prior to             , 20     (90 days prior to the scheduled maturity of the notes), Mohawk may, at its option, redeem the notes, either in whole or in part, at any time and from time to time at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the applicable redemption date:

•	100% of the principal amount of the notes to be redeemed; and

•

the sum of the present values of the Remaining Scheduled Payments (as defined below) of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below) plus              basis points, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

On or after             , 20     (90 days prior to the scheduled maturity of the notes), Mohawk may, at its option, redeem the notes, either in whole or in part, at any time and from time to time at a redemption price equal to 100% of the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the applicable redemption date.

“Comparable Government Bond Rate” means, with respect to any redemption date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

We will, or will cause the trustee on our behalf to, mail notice of a redemption to holders of the applicable notes to be redeemed by first-class mail (or otherwise transmit in accordance with applicable procedures of Euroclear/Clearstream) at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. On or before the redemption date, we will deposit with the paying agent or set aside, segregate and hold in trust (if we are acting as paying agent), funds sufficient to pay the redemption price of, and accrued and unpaid interest on, such notes to be redeemed on that redemption date. If fewer than all of the notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by such method as the trustee deems fair and appropriate in its sole judgment and in accordance with the applicable procedures of the depositary; provided, however, that no notes of a principal amount of €100,000 or less shall be redeemed in part.

Special Mandatory Redemption

We intend to use the net proceeds from this offering to pay a portion of the purchase price for the IVC Group as described under the heading “Use of Proceeds.” The closing of this offering is expected to occur before the completion of the Acquisition.

In the event that we do not complete the Acquisition on or prior to December 31, 2015 or if, prior to that date, the Share Purchase Agreement with respect to the Acquisition is terminated, we will be required to redeem all of the notes on the special mandatory redemption date (as defined below) at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest thereon to, but excluding, the special mandatory redemption date. The “special mandatory redemption date” means the 30th calendar day (or if such day is not a business day, the first business day thereafter) following the earlier of (1) December 31, 2015 and (2) the date the Share Purchase Agreement is terminated.

We will cause the notice of special mandatory redemption to be transmitted to each holder of the notes no later than five business days after the occurrence of the event triggering redemption. On or prior to the special mandatory redemption date, we will deposit with the trustee under the indenture an amount of money sufficient to pay the special mandatory redemption price, plus accrued and unpaid interest on all of the notes, and from and after that date the notes will cease to bear interest and all rights under the notes (other than the right to receive the special mandatory redemption price plus accrued and unpaid interest) shall terminate.

Offer to Repurchase upon Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event (as defined below), unless we have exercised our right to redeem the notes as described above under “—Optional Redemption,” the indenture provides that each holder of notes will have the right to require us to repurchase all or a portion (equal to €100,000 or an integral multiple of €1,000 in excess thereof) of such holder’s notes pursuant to the offer described below, which we refer to as the Change of Control Offer, at a purchase price, which we refer to as the Change of Control Payment, equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase, subject to the rights of holders of the notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which a Change of Control Triggering Event occurs, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first-class mail, a notice to each holder of notes at its registered address, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the repurchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law. We refer to this date as the Change of Control Payment Date. The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. Holders of notes electing to have notes repurchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Repurchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

Our ability to pay cash to the holders of notes following the occurrence of a Change of Control Triggering Event with respect to the notes may be limited by our then existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. See “Risk Factors—We may be unable to raise the funds necessary to redeem or repurchase your notes upon a special mandatory redemption event or a change of control triggering event.”

The definition of Change of Control under the indenture includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets taken as a whole to another person or group may be uncertain.

We will not be required to make a Change of Control Offer with respect to the notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer if it had been made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than an event of default resulting from failure to pay the Change of Control Payment.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For the purposes of this section, the following definitions apply:

“Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any person other than to our company or one of our subsidiaries; (2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (other than our company or one of our subsidiaries) becomes the “beneficial owner” (as such terms are defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or the Voting Stock of any parent company (as defined below) or other Voting Stock into which our Voting Stock or the Voting Stock of any parent company is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) we or any parent company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, us or any parent company, in any such event pursuant to a transaction in which any of our outstanding Voting Stock, the Voting Stock of such parent company or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock or the Voting Stock of such parent company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (4) the first day on which the majority of the members of our board of directors or the board of directors of any parent company cease to be Continuing Directors; or (5) the adoption of a plan relating to our liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company (a “parent company”) and (ii) the holders of our Voting Stock or the Voting Stock of any parent company immediately prior to that transaction hold at least a majority of the Voting Stock of such parent company immediately following that transaction; provided that any series of related transactions shall be treated as a single transaction. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a related Rating Event.

“Continuing Director” means, as of any date of determination:

(1)	with respect to any member of the board of directors of Mohawk, any member who

(i)	was a member of such board of directors on the date of the initial issuance of the notes; or

(ii)	was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment; and

(2)	with respect to any member of the board of directors of any parent company, any member who

(i)	was a member of our board of directors on the date such parent company became our parent company; or

(ii)	was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment.

“Fitch” means Fitch Inc., and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category), a rating of BBB- or better by Standard & Poor’s (or its equivalent under any successor rating category) and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agency” means:

(1) each of Moody’s, S&P and Fitch, and

(2) if any of Moody’s, S&P or Fitch ceases to rate a series of notes or fails to make a rating of such series of notes publicly available for reasons outside of our control, a Substitute Rating Agency in lieu thereof.

“Rating Event” with respect to a series of notes means (i) the rating of that series of notes is lowered by at least two of the three Rating Agencies during the period, which we refer to as the Trigger Period, commencing on the earlier of the first public notice of (a) the occurrence of a Change of Control or (b) our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of that series of notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) and (ii) the notes are rated below an Investment Grade rating by at least two of the three Rating Agencies on any day during the Trigger Period. Notwithstanding the foregoing, a Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, such Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event). Unless at least two of the three Rating Agencies are providing a rating for a series of notes at the commencement of any Trigger Period, there will be deemed to have been a Rating Event with respect to that series of notes during that Trigger Period.

“S&P” means Standard & Poor’s Financial Services LLC, and its successors.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by us (as certified by a resolution of our board of directors and reasonably acceptable to the trustee) as a replacement agency for any or all of Moody’s, S&P or Fitch, as the case may be.

“Voting Stock” solely as used in the definition of the term “Change of Control”, means, with respect to any person as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors (or other analogous managing body) of such person.

Redemption for Tax Reasons

We may redeem the notes as a whole but not in part, at our option at any time prior to maturity, upon the giving of a notice of tax redemption to the holders, if we determine that, as a result of:

•	any change in or amendment to the laws, or any regulations or rulings promulgated under the laws of the Relevant Jurisdiction, as defined below, affecting taxation, or

•	any change in official position regarding the application or interpretation of the laws, regulations or rulings referred to above,

which change or amendment becomes effective or, in the case of a change in official position, is announced on or after the original issue date of the notes, we are or will become obligated to pay Additional Amounts with respect to the notes, as described below under “—Payment of Additional Amounts”; provided that we, in our reasonable business judgment, reasonably determine that such obligation cannot be avoided by us taking reasonable measures available to us.

The redemption price will be equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to the date fixed for redemption. The date and the applicable redemption price will be specified in the notice of tax redemption, which will be given by first-class mail, to each holder of notes to be redeemed at its registered address, with a copy to the trustee, not earlier than 90 days prior to, and not later than 90 days after, the earliest date on which we would be obligated to pay such Additional Amounts if a payment in respect of the notes were actually due on such date and, at the time such notification of redemption is given, such obligation to pay such Additional Amounts remains in effect. Prior to giving the notice of a tax redemption, we will deliver to the trustee, with a copy to the paying agent, a certificate signed by a duly authorized officer, which the trustee and paying agent shall rely upon conclusively, stating that:

•	we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred; and

•	we have received an opinion of independent legal counsel of recognized standing to the same effect based on the statement of facts.

The term Relevant Jurisdiction as used herein means the United States or any jurisdiction in which we are organized or otherwise resident for tax purposes or through which payments are made or deemed made in respect of the notes to be redeemed or, in the event that we appoint additional paying agents, the jurisdiction of any such additional paying agents or, in each case, any political subdivision thereof or any authority or agency therein or thereof having power to tax.

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay to a beneficial owner of any note, as additional interest, such additional amounts, which we refer to as Additional Amounts, as may be necessary so that every net payment by us or a paying agent of the principal of and interest on the note and any other amounts payable on the note after withholding or deduction for or on account of any present or future tax, assessment or governmental charge imposed or levied by the Relevant Jurisdiction will not be less than the amount provided for in the note to be then due and payable under the notes.

However, the obligation to pay Additional Amounts shall not apply

1.	to any present or future tax, assessment or other governmental charge that would not have been so imposed but for

•

the existence of any present or former connection between the holder or the beneficial owner for whose benefit such holder holds such notes (or between a fiduciary, settlor, beneficiary, member or shareholder of the holder, if the holder is an estate, a trust, a partnership, a limited liability company or a corporation) and the Relevant Jurisdiction and its possessions, including, without limitation, the beneficial owner (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident of the Relevant Jurisdiction or being or having been engaged in a trade or business or present in the Relevant Jurisdiction or having, or having had, a permanent establishment in the Relevant Jurisdiction, or

•

the presentation by the beneficial owner of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

2.	to any estate, inheritance, gift, sales, transfer, capital gains, excise or personal property tax or any similar tax, assessment or governmental charge;

3.	to any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payments on or in respect of any note;

4.	to any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the beneficial owner of any notes, if compliance is required by statute or by regulation of the Relevant Jurisdiction as a precondition to relief or exemption from the tax, assessment or other governmental charge;

5.	to any tax, assessment or other governmental charge imposed by reason of the beneficial owner’s past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of our stock entitled to vote or as our direct or indirect subsidiary;

6.	to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any other Directive amending, supplementing or replacing such Directive, or any law implementing or complying with, or introduced in order to conform to such Directive or Directives.

7.	to any tax, assessment or other governmental charge imposed under sections 1471 through 1474 of the Code as of the original issue date of the notes (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code;

8.	to any tax, assessment or other governmental charge that would not have been imposed or withheld but for the beneficial owner being a bank purchasing the notes in the ordinary course of its lending business;

9.	to any tax, assessment or other governmental charge imposed on a “personal holding company,” a “passive foreign investment company” or a “controlled foreign corporation,” each as defined under the Internal Revenue Code of 1986, as amended, that has accumulated earnings to avoid United States federal income tax;

10.	to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation or administrative or judicial interpretation that becomes effective more than 30 days after the payment becomes due or is duly provided for, whichever occurs later; or

11.	in the case of any combination of items (1) through (10) above.

Additional Amounts also will not be paid with respect to any payment on a note to a beneficial owner who is a fiduciary, a partnership, a limited liability company, or anyone other than the sole beneficial owner of that payment to the extent that payment would be required by the laws of the Relevant Jurisdiction to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interest holder of that limited liability company, or a beneficial owner who would not have been entitled to the Additional Amounts had that beneficiary, settlor, member or interest holder been the beneficial owner.

We undertake that, to the extent permitted by law, we will maintain a paying agent that will not be obliged to deduct or withhold tax pursuant to the EU Savings Directive.

Restrictive Covenants

Some of the defined terms used in the following subsections are defined below under “—Definitions for Restrictive Covenants.”

Limitations on Liens

If, after the date of the indenture, Mohawk or any Consolidated Subsidiary shall incur any Debt secured by a Lien on any Principal Property or on any shares of capital stock of any Consolidated Subsidiary (in each case, whether now owned or hereafter acquired), Mohawk must secure the notes equally and ratably with (or prior to) such secured Debt, unless, after giving effect to the incurrence of such Debt and any simultaneous permanent repayment of any secured Debt, the aggregate amount of all Debt secured by a Lien on any Principal Property or on any shares of capital stock of any Consolidated Subsidiary, together with all Attributable Debt of Mohawk and its Consolidated Subsidiaries in respect of Sale and Leaseback Transactions involving Principal Properties, would not exceed 10% of the Consolidated Net Tangible Assets of Mohawk and the Consolidated Subsidiaries. The aggregate amount of all secured Debt referred to in the preceding sentence excludes any then existing secured Debt that has been secured equally and ratably with the notes. See “—Limitations on Sale and Leaseback Transactions” below.

This restriction does not apply to, and there will be excluded from secured Debt in any computation under such restriction or under the covenant “—Limitations on Sale and Leaseback Transactions” below, Debt secured by any of the following:

•

Liens on any property existing at the time of acquisition thereof (including by way of merger or consolidation); provided that any such Lien was in existence prior to the date of such acquisition, was not incurred in anticipation thereof and does not extend to any other property, and that the principal amount of Debt secured by each such Lien does not exceed the cost to Mohawk or such Consolidated Subsidiary of the property subject to the Lien, as determined in accordance with generally accepted accounting principles;

•	Liens in favor of Mohawk or a Consolidated Subsidiary;

•	Liens in favor of governmental bodies to secure progress or advance payments pursuant to any contract or provision of any statute;

•

Liens created or incurred in connection with an industrial revenue bond, industrial development bond, pollution control bond or similar financing arrangement between Mohawk or a Consolidated Subsidiary and any federal, state or municipal government or other governmental body or quasi- governmental agency;

•

Liens on property to secure all or part of the cost of acquiring, substantially repairing or altering, constructing, developing or substantially improving the property, or to secure Debt incurred for any such purpose; provided that any such Lien relates solely to the property subject to the Lien and that the principal amount of Debt secured by each such Lien was incurred concurrently with, or within 18 months of, such acquisition, repair, alteration, construction, development or improvement and does not exceed the cost to Mohawk or such Consolidated Subsidiary of the property subject to the Lien, as determined in accordance with generally accepted accounting principles; and

•

any extension, renewal or replacement of any Lien referred to above; provided that such extension, renewal or replacement Lien will be limited to the same property that secured the Lien so extended, renewed or replaced and will not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement and that such principal amount of Debt so secured shall continue to be included in the computation in the first paragraph of this covenant and under the covenant “—Limitations on Sale and Leaseback Transactions” below to the extent so included at the time of such extension, renewal or replacement.

Limitations on Sale and Leaseback Transactions

Neither Mohawk nor any Consolidated Subsidiary may enter into any Sale and Leaseback Transaction involving any Principal Property unless either of the following conditions are met

•

after giving effect thereto, the aggregate amount of all Attributable Debt with respect to Sale and Leaseback Transactions plus the aggregate amount of Debt secured by Liens incurred without equally and ratably securing the notes pursuant to the covenant “—Limitations on Liens” above would not exceed 10% of the Consolidated Net Tangible Assets of Mohawk and the Consolidated Subsidiaries; or

•

within 180 days of such Sale and Leaseback Transaction, Mohawk or such Consolidated Subsidiary applies to (a) the retirement or prepayment, and in either case, the permanent reduction, of Funded Debt of Mohawk or any Consolidated Subsidiary (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount) or (b) the purchase of other property that will constitute Principal Property, subject to certain limitations, an amount not less than the greater of

•	the Net Proceeds of the Sale and Leaseback Transaction; and

•	the fair market value of the Principal Property so leased at the time of such transaction.

This restriction will not apply to any Sale and Leaseback Transaction, and there will be excluded from Attributable Debt in any computation described in this covenant or above under the covenant “—Limitations on Liens” above with respect to any such transaction

•	solely between Mohawk and a Consolidated Subsidiary or solely between Consolidated Subsidiaries;

•

financed through an industrial revenue bond, industrial development bond, pollution control bond or similar financing arrangement between Mohawk or a Consolidated Subsidiary and any federal, state or municipal government or other governmental body or quasi-governmental agency; or

•	in which the applicable lease is for a period, including renewal rights, of three years or less.

Definitions for Restrictive Covenants

“Attributable Debt” means, on the date of any determination, the present value of the obligation of the lessee for Net Rental Payments during the remaining term of the lease included in a Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the interest rate set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the notes on such date of determination, in either case compounded semi-annually.

“Net Rental Payments” means the total amount of rent payable by the lessee after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.

“Consolidated Net Tangible Assets” means, on the date of any determination, the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting from that net amount

•	all current liabilities, and

•	goodwill, trademarks, trade names, patents, unamortized debt-discount and other like intangibles,

in each case as set forth on the most recently available consolidated balance sheet of Mohawk and the Consolidated Subsidiaries, in accordance with generally accepted accounting principles.

“Consolidated Subsidiary” means a Subsidiary of Mohawk whose financial statements are consolidated with those of Mohawk in accordance with generally accepted accounting principles.

“Debt” means, at any time, (1) all obligations of Mohawk and each Consolidated Subsidiary, to the extent such obligations would appear as a liability upon the consolidated balance sheet of Mohawk and the Consolidated Subsidiaries, in accordance with generally accepted accounting principles, (a) for borrowed money, (b) evidenced by bonds, debentures, notes or other similar instruments, and (c) in respect of any letters of credit supporting any Debt of others, and (2) all guarantees by Mohawk or any Consolidated Subsidiary of Debt of others.

“Funded Debt” means (1) all Debt for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower (excluding any amount thereof included in current liabilities) and (2) all rental obligations payable more than 12 months from such date under leases that would be required to be capitalized in accordance with generally accepted accounting principles as in effect on the date of the indenture (such rental obligations to be included as Funded Debt at the amount so capitalized).

“incur” means to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an acquisition (by way of merger, consolidation or otherwise)), or otherwise become responsible for, contingently or otherwise.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, security interest, statutory or other lien, or preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement having substantially the same economic effect as any of these.

“Net Proceeds” means, with respect to a Sale and Leaseback Transaction, the aggregate amount of cash or cash equivalents received by Mohawk or a Consolidated Subsidiary, less the sum of all payments, fees, commissions and expenses incurred in connection with such transaction, and less the amount (estimated reasonably and in good faith by Mohawk) of income, franchise, sales and other applicable taxes required to be paid by Mohawk or any Consolidated Subsidiary in connection with such transaction in the taxable year that such transaction is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes.

“Principal Property” means any mill, manufacturing plant, warehouse or other similar facility or any parcel of real estate or group of contiguous parcels of real estate owned or leased by Mohawk or any Consolidated Subsidiary and the gross book value, without deduction of any depreciation reserves, of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets.

“Sale and Leaseback Transaction” means any arrangement whereby Mohawk or any of its Subsidiaries has sold or transferred, or will sell or transfer, property and has or will take back a lease pursuant to which the rental payments are calculated to amortize the purchase price of the property substantially over the useful life of such property.

“Subsidiary” means any person of which Mohawk, or Mohawk and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly own more than 50% of the Voting Stock.

Events of Default

The events of default for the notes are as specified in the accompanying prospectus under the heading “Description of Debt Securities—Events of Default.”

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into dollars on the basis of the most recently available market exchange rate for euros. Any payment in respect of the notes so made in dollars will not constitute an event of default. Neither the trustee nor the paying agent shall have any responsibility for effecting such currency conversions.

Legal Defeasance and Covenant Defeasance

The notes will be subject to Legal Defeasance and Covenant Defeasance on the terms and conditions provided in the accompanying prospectus under the heading “Description of Debt Securities—Legal Defeasance and Covenant Defeasance.”

With respect to the notes, the “other obligations” referred to in the third paragraph under “Description of Debt Securities—Legal Defeasance and Covenant Defeasance” in the accompanying prospectus shall include (1) securities that are direct obligations of the Federal Republic of Germany for the payment of which its full faith and credit is pledged or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the Federal Republic of Germany, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the Federal Republic of Germany, which, in either case under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof.

Further Issues

We may from time to time, without notice to or the consent of the holders of any series of notes, create and issue additional notes of that series ranking equally with such series of notes in all respects (or in all respects other than the public offering price of such additional notes, the payment of interest accruing prior to the issue date of such additional notes or except for, in some cases, the first payment of interest following the issue date of such additional notes). Such additional notes may be consolidated and form a single series with the previously issued notes and have the same terms as to status, redemption of otherwise as the notes.

Any additional notes that are not fungible for U.S. federal income tax purposes with the notes offered hereby will be issued under a separate CUSIP, ISIN and/or any other identifying number.

Notices

Notices to holders of the notes will be sent by mail to the registered holders, or otherwise in accordance with the procedures of the applicable depositary.

Governing Law

New York law governs the indenture and will govern the notes, without regard to its conflicts of law principles.

BOOK-ENTRY SYSTEM

We have obtained the information in this section concerning Clearstream Banking, société anonyme, or Clearstream, and Euroclear Bank S.A./N.V., or its successor, as operator of the Euroclear System, or Euroclear, and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those clearing systems could change their rules and procedures at any time.

Global Notes

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees. You may hold your interests in the global notes in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream and Euroclear. The address of Clearstream is 42 Avenue JF Kennedy, L-1855 Luxembourg, Luxembourg and the address of Euroclear is 1 Boulevard du Roi Albert II, B-1210 Brussels, Belgium.

The distribution of the notes will be cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through Clearstream and Euroclear participants and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in euros, except as described in this prospectus supplement under “Description of Notes—Payments in Euros.”

Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the notes to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the notes held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

We have been advised by Clearstream and Euroclear, respectively, as follows:

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, or Clearstream Participants, and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear, or Euroclear Participants, and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions.

Clearance and Settlement Procedures

We understand that investors that hold their notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Certificated Notes

If Euroclear or Clearstream at any time notifies us that it is unwilling or unable to continue as a clearing system with respect to a global note, or if Euroclear or Clearstream becomes ineligible to serve as such clearing system, and we do not appoint a successor clearing system (which could be either Euroclear or Clearstream alone) within 90 days, we will issue notes in definitive form in exchange for the global notes. In addition, we may at any time and in our sole discretion determine not to have any notes represented by one or more global notes and, in such event, we will issue notes in definitive form in exchange for the global note or notes. In any such instance, if we issue registered notes in exchange for global notes, we will register the definitive notes in such names and in such denominations authorized under the indenture as Euroclear or Clearstream, pursuant to instructions from its direct or indirect participants or otherwise, instructs the trustee. The trustee will deliver the registered definitive notes to or on the order of the persons in whose names they are registered.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

The following discussion describes the material United States federal income tax consequences and, in the case of a non-U.S. Holder (as defined below), the United States federal estate tax consequences, of owning and disposing of the notes. This discussion does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. This discussion applies to you only if you are a beneficial owner of notes that holds the notes as a capital asset (generally, investment property), and you acquire the notes for cash in this offering at its issue price. In addition, this summary does not address special United States federal income or estate tax rules that may be applicable to certain categories of beneficial owners of the notes, such as:

•	dealers in securities or currencies;

•	traders in securities;

•	United States Holders (as defined below) whose functional currency is not the United States dollar;

•	persons holding notes as part of a conversion transaction, a constructive sale, a wash sale, an integrated transaction or a straddle;

•	persons subject to the alternative minimum tax;

•	certain United States expatriates;

•	financial institutions;

•	insurance companies;

•	controlled foreign corporations;

•	regulated investment companies and real estate investment trusts, and shareholders of such entities; and

•	entities that are tax-exempt for United States federal income tax purposes, including retirement plans, individual retirement accounts and tax-deferred accounts.

If you are an entity or arrangement classified as a partnership for United States federal tax purposes considering purchasing the notes, or a partner in such a partnership, the United States federal income tax treatment of a partner in a partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. You should consult your own tax adviser regarding the United States federal income and estate tax consequences of owning and disposing of the notes.

This discussion is based on United States federal income and estate tax law, including the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, United States Department of the Treasury, or Treasury, final, temporary and proposed regulations, administrative rulings and judicial authority, all as in effect or in existence as of the date of this prospectus supplement. Subsequent developments in United States federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income or estate tax consequences of owning and disposing of notes as set forth in this discussion. We cannot assure you that the Internal Revenue Service, or the IRS, will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, any ruling from the IRS or opinion of counsel with respect to the tax consequences of the ownership of the notes or the sale, exchange, retirement at maturity, redemption or other taxable disposition of a note, to which we refer collectively as a Disposition. In addition, this discussion does not describe any United States federal tax consequences other than United States federal income tax consequences (and, in the case of non-U.S. Holders, certain United States federal estate tax consequences), such as gift tax consequences, or any United States state or local income or non-United States income or other tax consequences.

Before you purchase notes, you should consult your own tax adviser regarding the particular United States federal, state and local and non-United States income and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to you.

Consequences to United States Holders

The following summary applies to you only if you are a United States Holder (as defined below). A “United States Holder” is a beneficial owner of notes that is for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of the source of that income; or

•

a trust, if (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Internal Revenue Code) have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

Additional Payments

Under certain circumstances, we may be obligated to pay amounts in excess of the stated principal of the notes. Although the matter is not free from doubt, we believe, and intend to take the position, that the possibility of such payments does not result in the notes being treated as “contingent payment debt instruments” under the applicable Treasury regulations. Our position is not binding on the IRS. If the IRS successfully takes a contrary position, a United States Holder would be required to treat any gain recognized on a Disposition before the resolution of the contingencies as ordinary income rather than as capital gain and to accrue interest income on a constant-yield basis at an assumed yield determined at the time of issuance of the notes, with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield. A United States Holder should consult its own tax adviser regarding the potential treatment of the notes as contingent payment debt instruments. The remainder of this summary assumes that the notes are not treated as contingent payment debt instruments.

Payments of Stated Interest

A United States Holder that uses the cash method of tax accounting will be required to include in income, as ordinary income, the U.S. dollar value of each euro-denominated interest payment on a note based on the spot rate of exchange on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. No foreign currency exchange gain or loss will be recognized with respect to the receipt of such payment (other than foreign currency exchange gain or loss realized on the disposition of the euros so received, see “—Transactions in Euros,” below).

A United States Holder that uses the accrual method of tax accounting will accrue interest income, as ordinary income, on a note in euros and translate the amount accrued into U.S. dollars based on:

•

the average exchange rate in effect during the interest accrual period within such United States Holder’s taxable year or, with respect to an accrual that spans two taxable years, at the average exchange rate for the partial period within the applicable taxable year; or

•

at such United States Holder’s election, at the spot rate of exchange on (1) the last day of the accrual period, or the last day of the taxable year within such accrual period, if the accrual period spans more than one taxable year, or (2) the date of receipt, if such date is within five business days of the last day of the accrual period. Such election must be applied consistently by the United States Holder to all debt instruments from year to year and can be changed only with the consent of the IRS.

A United States Holder that uses the accrual method of tax accounting will recognize foreign currency exchange gain or loss on the receipt of an interest payment (including, upon the Disposition, as defined above, of a note, amounts attributable to accrued but unpaid stated interest) equal to the difference between (1) the value of the euros received as interest, as translated into U.S. dollars using the spot rate of exchange on the date of receipt and (2) the U.S. dollar amount previously included in income with respect to such payment. Such foreign currency exchange gain or loss will be treated as ordinary income or loss but generally will not be treated as an adjustment to interest income received on the notes.

Sale or Other Taxable Disposition of Notes

Upon a Disposition, except as noted below with respect to foreign currency exchange gain or loss, a United States Holder generally will recognize capital gain or loss equal to the difference between the amount realized by such United States Holder (except to the extent such amount is attributable to accrued but unpaid interest, which will be treated as ordinary interest income, as discussed below) and such United States Holder’s adjusted tax basis in the note. Subject to the discussion below, the adjusted tax basis of a note to a United States Holder will generally be the U.S. dollar value of the euro purchase price calculated at the spot rate of exchange on the date of purchase, and the amount realized by a United States Holder upon a Disposition will generally be the U.S. dollar value of the euros received calculated at the spot rate of exchange on the date of a Disposition.

If the notes are traded on an established securities market, a United States Holder that uses the cash method of tax accounting (and, if it so elects, a United States Holder that uses the accrual method of tax accounting) will determine the U.S. dollar values of its adjusted tax basis in a note and the amount realized on a Disposition by translating euro amounts at the spot rate of exchange on the settlement date of the purchase and the Disposition, respectively. The election available to an accrual-method United States Holder discussed above must be applied consistently by the United States Holder to all debt instruments from year to year and can be changed only with the consent of the IRS. Any capital gain or loss recognized upon a Disposition will be long-term capital gain or loss if the United States Holder’s holding period for the notes exceeds one year on the date of the Disposition. Long-term capital gains recognized by non-corporate United States Holder are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Gain or loss recognized, with respect to the “principal amount” of a note (equal to a United States Holder’s purchase price in euros), by a United States Holder on a Disposition generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in the euro to U.S. dollar exchange rate during the period in which the United States Holder held such note. Such foreign currency exchange gain or loss will equal the difference between the U.S. dollar value of the principal amount calculated at the spot rate of exchange on the date (1) of the Disposition (or possibly, in the case of a cash-method or electing accrual-method United States Holder, on the settlement date of the Disposition) and (2) of the purchase (or possibly, in the case of a cash-method or electing accrual-method United States Holder, on the settlement date of the purchase). The recognition of such foreign currency exchange gain or loss will be limited to the amount of overall gain or loss realized on the Disposition.

Transaction in Euros

Euros received as interest on a note, or on a Disposition, will have a tax basis equal to their U.S. dollar value at the time received. The amount of gain or loss recognized on a sale or other disposition of such euros will be equal to the difference between (1) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other property received in such sale or other disposition, and (2) the United States Holder’s adjusted tax basis in such euros. As discussed above, if the notes are traded on an established securities market, a cash-method United States Holder (or an electing accrual-method United States Holder) will determine the U.S. dollar value of the euros by translating the euros received at the spot rate of exchange on the settlement date of the purchase or the Disposition. A United States Holder that purchases a note with previously owned euros will generally recognize gain or loss in an amount equal to the difference, if any, between such United States Holder’s adjusted tax basis in such euros and the U.S. dollar fair market value of such note on the date of purchase.

Any such gain or loss generally will be ordinary income or loss and will not be treated as interest income or expense.

Reportable Transaction Reporting

Under applicable Treasury regulations, a United States Holder who participates in “reportable transactions” (as defined in the Treasury regulations) must attach to its United States federal income tax return a disclosure statement on IRS Form 8886. The Treasury regulations could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the relevant rules, a United States Holder may be required to treat a foreign currency exchange loss from the notes as a reportable transaction if this loss exceeds the relevant threshold in the Treasury regulations. A United States Holder should consult its tax adviser regarding the requirement to file IRS Form 8886, with respect to the ownership of the notes or a Disposition or any related transaction.

Additional Tax on Net Investment Income

A United States Holder that is an individual, an estate or a trust that does not fall into a special class of trusts will be subject to a 3.8% tax on the lesser of (1) its “net investment income” (or undistributed “net investment income” in the case of an estate or trust) as defined in Section 1411(c)(1) of the Code for the relevant taxable year and (2) the excess of its modified adjusted gross income for such taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States Holder’s net investment income will generally include its interest income and its net gains from a Disposition, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).

Information Reporting and Backup Withholding

In general, information reporting requirements apply to payments to a non-corporate United States Holder of stated interest on the notes and the proceeds of a sale or other disposition (including a retirement or redemption) of the notes. Additionally, “backup withholding” may apply:

•	to any payments made to a non-corporate United States Holder of stated interest on its notes, and

•	to payment of the proceeds of a Disposition of a non-corporate United States Holder’s notes,

if the United States Holder is not a corporation and fails to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and may be credited against such United States Holder’s United States federal income tax liability (which may result in such United States Holder being entitled to a refund of United States federal income tax), provided that correct information is timely provided to the IRS.

Consequences to Non-U.S. Holders

The following summary applies to you if you are a beneficial holder of a note and you are neither a United States Holder (as defined above) nor an entity or arrangement classified as a partnership for United States federal tax purposes. We refer to any such person as a non-U.S. Holder.

United States Federal Withholding Tax

Subject to the discussion below regarding backup withholding and FATCA, as defined below, United States federal withholding tax will not apply to payments of principal of and stated interest on a non-U.S. Holder’s notes under the “portfolio interest” exception of the Internal Revenue Code, provided that in the case of stated interest such non-U.S. Holder:

•

does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

•

is not a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code);

•	such stated interest is not effectively connected with its conduct of a trade or business within the United States; and

•

provides a signed written statement, on an IRS Form W-8BEN, W-8BEN-E or other applicable form that can reliably be related to you, certifying under penalties of perjury that it is not a “United States person” within the meaning of the Internal Revenue Code, and providing its name and address to:

(1)	us or our paying agent; or

(2)	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds its notes on its behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between such institution and it, has received from it a signed, written statement and provides us or our paying agent with a copy of this statement.

The applicable Treasury regulations provide alternative methods for satisfying the foregoing certification requirement. In addition, under these Treasury regulations, special rules apply to pass-through entities and their beneficial owners.

If a non-U.S. Holder cannot satisfy the requirements of the “portfolio interest” exception described above, payments of stated interest made to it will be subject to 30% United States federal withholding tax unless it provides the applicable withholding agent with a properly executed (1) IRS Form W-8ECI (or other applicable form) stating that interest paid on its notes is not subject to withholding tax because it is effectively connected with its conduct of a trade or business within the United States, or (2) IRS Form W-8BEN, W-8BEN-E or other applicable form claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.

Any gain recognized upon a Disposition (other than any amount representing accrued but unpaid stated interest, which is treated as described immediately above) generally will not be subject to United States federal withholding tax.

United States Federal Income Tax

Except for the possible application of United States federal withholding tax discussed above, and subject to the discussion below regarding backup withholding and FATCA, as defined below, a non-U.S. Holder generally will not have to pay United States federal income tax on payments of principal of and stated interest on its notes, or on any gain realized from (or accrued stated interest treated as received in connection with) a Disposition, unless:

•

in the case of stated interest payments or Disposition proceeds representing accrued stated interest, it cannot satisfy the requirements of the “portfolio interest” exception described above (and its United States federal income tax liability has not otherwise been fully satisfied through the United States federal withholding tax described above);

•

in the case of gain, the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of the Disposition and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by United States-source capital losses, generally will be subject to a flat 30% United States federal income tax, even though such individual is not considered a resident alien under the Internal Revenue Code); or

•

any interest or gain is effectively connected with its conduct of a trade or business within the United States and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” the non-U.S. Holder maintains.

If a non-U.S. Holder is engaged in a trade or business within the United States, and interest or gain in respect of its notes is effectively connected with the conduct of its trade or business (and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” it maintains), the stated interest or gain generally will be subject to United States federal income tax on a net basis at the regular graduated rates and in the manner applicable to a United States Holder (although the interest will be exempt from the withholding tax discussed in the preceding paragraphs if such non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) on or before any payment date to claim the exemption). In addition, if the non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies under an applicable income tax treaty.

Information Reporting and Backup Withholding

Backup withholding and certain information reporting will not apply to payments made on the notes to a non-U.S. Holder if it has provided to the applicable withholding agent the required certification that it is not a “United States person” within the meaning of the Internal Revenue Code as described in “—United States Federal Withholding Tax” above, provided that the applicable withholding agent does not have actual knowledge or reason to know that such non-U.S. Holder is a United States person. However, the applicable withholding agent may be required to report to the IRS and to the non-U.S. Holder payments of stated interest on the notes and the amount of United States federal income tax, if any, withheld with respect to those payments. Copies of the information returns reporting such stated interest payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of a treaty or agreement.

The gross proceeds from a Disposition may be subject, in certain circumstances discussed below, to information reporting and backup withholding. If a non-U.S. Holder sells its notes outside the United States through a non-United States office of a non-United States broker and the sales proceeds are paid to it outside the United States, then the United States backup withholding and information reporting requirements generally will not apply to that payment. However, United States information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if a non-U.S. Holder sells its notes through a non-United States office of a broker that is a “United States person” (as defined in the Internal Revenue Code) or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the non-U.S. Holder is not a United States person and certain other conditions are met or the non-U.S. Holder otherwise establishes an exemption. If a non-U.S. Holder receives payment of the proceeds from a sale of its notes to or through a United States office of a broker, the payment is subject to both United States backup withholding and information reporting unless it provides an IRS Form W-8BEN or W-8BEN-E certifying that it is not a United States person or it otherwise establishes an exemption, provided that the broker does not have actual knowledge, or reason to know, that such non-U.S. Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

A non-U.S. Holder should consult its tax adviser regarding application of the backup withholding rules in its particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. Holder will be allowed as a refund or credit against its United States federal income tax liability, provided the required information is timely provided to the IRS.

United States Federal Estate Tax

Unless otherwise provided in an applicable estate tax or other treaty, if a non-U.S. Holder is an individual and is not a United States citizen or a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of such non-U.S. Holder’s death, such non-U.S. Holder’s notes generally will not be subject to the United States federal estate tax, unless, at the time of death:

•

such non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder; or

•	stated interest on such holder’s notes is effectively connected with its conduct of a trade or business within the United States.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Internal Revenue Code and the Treasury regulations promulgated thereunder, which are commonly referred as the Foreign Account Tax Compliance Act or FATCA, generally impose withholding at a rate of 30% on (i) interest payable on, and (ii) after December 31, 2016, gross proceeds from a Disposition held by or through certain financial institutions (including investment funds), unless such institution (y) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (z) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and applicable foreign country may modify these requirements. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Similarly, (i) interest payable on the notes, and (ii) after December 31, 2016, gross proceeds from a Disposition held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (y) certifies that such entity does not have any “substantial United States owners” or (z) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the United States Department of the Treasury. A non-U.S. Holder should consult its tax adviser regarding the possible implications of these rules on an investment in the notes.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement dated                     , 2015, among us, Barclays Bank PLC, J.P. Morgan Securities plc and Merrill Lynch International, as representatives of each of the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters, severally and not jointly, has agreed to purchase from us, the aggregate principal amount of the notes set forth opposite its name below:

Underwriters	Principal Amount of Notes
Barclays Bank PLC	€
J.P. Morgan Securities plc
Merrill Lynch International

Total	€

The underwriters have agreed, subject to the terms and conditions of the underwriting agreement, to purchase all of the notes being sold if any of the notes being sold are purchased. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

We have agreed not to, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any euro denominated debt securities similar to the notes until the business day following the date the notes are issued, except with the prior written consent of Barclays Bank PLC, J.P. Morgan Securities plc and Merrill Lynch International.

The notes are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

The underwriters propose initially to offer the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement, and to certain dealers at such prices less a concession not in excess of     % of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a discount not in excess of     % of the principal amount of the notes to certain other dealers. After the initial public offering of the notes, the representatives of the underwriters may change the offering prices and other selling terms.

The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering of notes (expressed as a percentage of the principal amount of the notes):

Paid by Us
Per note		%

We estimate that the expenses of the offering, exclusive of the underwriting discount, will be $                 and will be payable by us.

The notes are a new issue of securities with no established trading market. We intend to apply to list the notes on the NYSE. The listing application will be subject to approval by the NYSE. We currently expect trading in the notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. The underwriters are under no obligation to make a market in the notes and may discontinue any market-making activities at any time without notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

We expect to deliver the notes against payment for the notes on the fifth business day following the date of the pricing of the notes, which we refer to as T+5. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, investors who wish to trade notes on the date of pricing or the next          succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

In connection with the issuance of the notes, J.P. Morgan Securities plc, as stabilizing manager (or persons acting on its behalf), may over-allot the notes or effect transactions with a view to supporting the price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the stabilizing manager (or persons acting on its behalf) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 calendar days after the issuance date of the notes and 60 calendar days after the date of the allotment of the notes. Any stabilization action or over-allotment must be conducted by the Stabilizing Manager (or persons acting on its behalf) in accordance with all applicable laws and rules. Any loss or profit sustained as a consequence of any such over-allotment or stabilization shall be for the account of the stabilizing manager.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the stabilizing manager has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, affiliates of each of the underwriters are lenders under our Senior Credit Facility.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Other than the United States, to the best of our knowledge, no action has been taken by us or the underwriters that would permit a public offering of the notes in any jurisdiction where action for that purpose is required. The notes may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any notes offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Sales of notes in the United States by any underwriter that is not a broker-dealer registered with the SEC will be made only through one or more SEC-registered broker-dealers in compliance with applicable securities laws and the rules of the Financial Industry Regulatory Authority, Inc.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by the EU Savings Directive) and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

Each underwriter has represented to us and agreed with us that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity within the meaning of Section 21 of the Financial Services and Markets Act of 2000, or the FSMA, received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

Certain legal matters with respect to the legality of the issuance of the notes will be passed upon for us by Alston & Bird LLP, Atlanta, Georgia. Certain legal matters in connection with the offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Mohawk Industries, Inc. and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 (which is included in Management’s Report on Internal Control over Financial Reporting) have been incorporated by reference in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2014 and have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

Common Stock

Preferred Stock

Debt Securities

Warrants

Purchase Contracts

Units

From time to time, we may offer to sell common stock, preferred stock (which we may issue in one or more series), debt securities (which we may issue in one or more series), warrants and purchase contracts, as well as units that include any of these securities. The debt securities, preferred stock, warrants and purchase contracts may be convertible into or exercisable or exchangeable for our common or preferred stock or other securities. Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “MHK.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus that contains specific information about the offering and the terms of the securities.

You should refer to the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission and carefully consider that information before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated February 27, 2015.

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the manner in which the securities will be offered. No person is authorized to give any information or represent anything not contained in this prospectus or any prospectus supplement. We are only offering the securities in places where sales of those securities are permitted. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement or information incorporated by reference herein or therein is current as of any date other than the date of such information. Our business, financial condition, results of operations and prospects may have changed since that date. We urge you to read this prospectus, any accompanying prospectus supplement and other offering material together with additional information described under the heading “Incorporation of Certain Information By Reference.”

In this prospectus, we refer to common stock, preferred stock, debt securities, warrants, purchase contracts and units collectively as the “securities.” The terms “we,” “our,” “ours” and “us” refer to Mohawk Industries, Inc. and our consolidated subsidiaries, except that in the discussion of the capital stock and related matters, these terms refer solely to Mohawk Industries, Inc. and not to any of its subsidiaries.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus and any prospectus supplement. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	our Current Report on Form 8-K filed with the SEC on January 16, 2015;

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on January 29, 1992; and

•	all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and before the completion or termination of the applicable offering.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the information that has been incorporated by reference into this prospectus, excluding exhibits to those documents, unless they are specifically incorporated by reference into those documents. These documents are available on our website at http://www.mohawkind.com. You can also request those documents from our Corporate Secretary at the following address and telephone number:

Mohawk Industries, Inc.

160 South Industrial Boulevard

Calhoun, Georgia 30701

(706) 629-7721

Except as expressly provided above, no other information, including information on our website, is incorporated by reference into this prospectus.

SPECIAL NOTE ON FORWARD LOOKING STATEMENTS AND RISK FACTORS

Certain of the statements in this prospectus and the other documents incorporated by reference in this prospectus, particularly those anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words “could,” “should,” “believes,” “anticipates,” “forecast,” “expects,” “estimates” or similar expressions constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation or deflation in raw material prices and other input costs; inflation or deflation in consumer markets; energy costs and supply; changes in foreign exchange rates; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; tax, product and other claims litigation; and other risks identified in Mohawk’s SEC reports and public announcements.

We do not have any intention or obligation to update forward-looking statements to reflect new information, future events or risks or the eventual outcome of the facts underlying the forward-looking statements except as required by law. New information, future events or risks may cause the forward-looking events we discuss in this prospectus not to occur or to occur in a manner different from what we expect.

The risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and as updated in any future filings with the SEC, could cause our results to differ materially from those expressed in forward-looking statements. There may also be other risks that we are unable to predict at this time.

COMPANY SUMMARY

Mohawk Industries, Inc., which we refer to as Mohawk or the Company, is a leading global flooring manufacturer that creates products to enhance residential and commercial spaces around the world. The Company’s vertically integrated manufacturing and distribution processes provide competitive advantages in carpet, rugs, ceramic tile, laminate, wood, stone and vinyl flooring. The Company’s industry-leading innovation has yielded products and technologies that differentiate its brands in the marketplace and satisfy all flooring related remodeling and new construction requirements. The Company’s brands are among the most recognized in the industry and include American Olean®, Bigelow®, Daltile®, Durkan®, Karastan®, Kerama Marazzi®, Lees®, Marazzi®, Mohawk®, Pergo®, Quick-Step® and Unilin®. During the past decade, the Company has transformed its business from an American carpet manufacturer into the world’s largest flooring company with operations in Australia, Brazil, Canada, China, Europe, India, Malaysia, Mexico, Russia and the United States.

The Company has three reporting segments: the Carpet segment, the Ceramic segment and the Laminate and Wood segment. The Carpet segment designs, manufactures, sources, distributes and markets its carpet and rug product lines in a broad range of colors, textures and patterns for residential and commercial applications in both remodeling and new construction. In addition, the Carpet segment markets and distributes ceramic tile, laminate, hardwood, resilient floor covering, carpet pad and flooring accessories. The Carpet segment markets and distributes its flooring products under various brands, including the following brand names: Aladdin®, Bigelow, Durkan, Horizon®, Karastan, Lees, Mohawk, Mohawk ColorCenters®, Mohawk Floorscapes®, Mohawk Home®, Portico® and SmartStrand® which it sells through independent floor covering retailers, home centers, mass merchandisers, department stores, shop at home, buying groups, commercial dealers and commercial end users. Some products are also marketed through private labeling programs. The Carpet segment’s soft surface operations are vertically integrated from the extrusion of resin and recycled post-consumer plastics to the manufacturing and distribution of finished carpets and rugs.

The Ceramic segment designs, manufactures, sources, distributes and markets a broad line of ceramic tile, porcelain tile and natural stone products used in the residential and commercial markets for both remodeling and new construction. In addition, the Ceramic segment sources, markets and distributes other tile related products. The Ceramic segment markets and distributes its products under various brands, including the following brand names: American Olean, Daltile, Kerama Marazzi, Marazzi and Ragno® which it sells through independent distributors, home center retailers, individual floor covering retailers, ceramic specialists, commercial dealers and commercial end users. The Ceramic segment operations are vertically integrated from the production of raw material for body and glaze preparation to the manufacturing and distribution of ceramic and porcelain tile.

The Laminate and Wood segment designs, manufactures, sources, licenses, distributes and markets laminate and hardwood flooring used primarily in the residential market for both remodeling and new construction. In addition, the Laminate and Wood segment licenses certain patents related to laminate flooring installation. The Laminate and Wood segment markets and distributes its flooring products under various brands, including the following brand names: Columbia Flooring®, Century Flooring®, Mohawk, Pergo, Quick-Step and Unilin which it sells through retailers, independent distributors and home centers. In Europe, the Laminate and Wood segment also produces roofing elements, insulation boards, medium-density fiberboard, chipboards and other wood products.

DESCRIPTION OF SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of our common stock, preferred stock, debt securities, warrants, purchase contracts and units that we may offer from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement and other offering material.

DESCRIPTION OF COMMON STOCK

The following summary of the terms of our common stock, including our Restated Certificate of Incorporation, as amended, and Restated Bylaws, as amended, which we refer to as our Certificate of Incorporation and Bylaws, respectively, may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our Certificate of Incorporation and Bylaws. You should refer to, and read this summary together with, our Certificate of Incorporation and Bylaws to review all of the terms of our common stock that may be important to you.

Under our Certificate of Incorporation, we are authorized to issue a total of 150,000,000 shares of common stock, par value $0.01 per share. As of December 31, 2014, we had 72,912,608 issued and outstanding shares of our common stock held by approximately 269 stockholders of record. All outstanding shares of our common stock are fully paid and nonassessable. Our common stock is listed on the New York Stock Exchange under the symbol “MHK.”

Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders, including the election of directors. Our Certificate of Incorporation provides that our board of directors is divided into three classes, consisting, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors, with each class elected for staggered three-year terms expiring in successive years. Further, to amend, alter or repeal the provision of our Certificate of Incorporation related to the classification of the board of directors, our Certificate of Incorporation requires the approval of the holders of not less than 80% of the votes entitled to be cast by the holders of all then outstanding shares of capital stock, voting together as a single class. Our Certificate of Incorporation does not provide for cumulative voting for the election of directors. In addition, the holders of shares of our common stock are entitled to participate equally in dividends when our board of directors declares dividends on our common stock out of legally available funds. In the event of our liquidation, dissolution or winding up, voluntarily or involuntarily, holders of our common stock will have the right to a ratable portion of the assets remaining after satisfaction in full of the prior rights of our creditors and of all liabilities. No shares of our common stock have any preemptive, redemption or conversion rights, or the benefits of any sinking fund.

DESCRIPTION OF PREFERRED STOCK

The following summary describes generally some of the terms of preferred stock that we may offer from time to time in one or more series. The specific terms of any series of preferred stock will be described in the applicable prospectus supplement and other offering material relating to that series of preferred stock along with any general provisions applicable to that series of preferred stock. The following description of our preferred stock, and any description of preferred stock in a prospectus supplement and other offering material, may not be complete and is subject to, and qualified in its entirety by reference to, the certificate of designations, preferences and rights relating to the particular series of preferred stock, which we will file with the SEC at or prior to the time of the sale of the preferred stock. You should refer to, and read this summary together with, the applicable certificate of designations, preferences and rights and the applicable prospectus supplement and other offering material to review the terms of a particular series of our preferred stock that may be important to you.

Under our Certificate of Incorporation, our board of directors is authorized to issue, without further stockholder approval, up to 60,000 shares of preferred stock, $0.01 par value per share, in one or more series. For each series of preferred stock, our board of directors may determine whether such preferred stock will have voting powers. Our board of directors may also determine the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of any preferred stock we issue. Our board of directors will determine these terms by resolution adopted before we issue any shares of a series of preferred stock. As of the date of this prospectus, we have not designated or issued any series of preferred stock.

DESCRIPTION OF DEBT SECURITIES

General

The following description of the terms of the debt securities contains certain general terms that may apply to the debt securities. The specific terms of any debt securities will be described in one or more prospectus supplements relating to those debt securities and other offering materials we may provide.

Unless we indicate otherwise in an accompanying prospectus supplement, the debt securities will be issued under an Indenture dated as of January 31, 2013, between Mohawk Industries, Inc. and U.S. Bank National Association, as trustee. We refer to the Indenture, as may be supplemented from time to time, as the “Indenture.”

We have summarized below the material provisions of the Indenture and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor should refer to the Indenture, which describes completely the terms and definitions summarized below and contains additional information regarding the debt securities. Any reference to particular sections or defined terms of the Indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement.

The debt securities will be our direct general obligations and may be secured or unsecured.

The Indenture does not limit the amount of debt securities that we may issue. The Indenture allows us to reopen a previous issue of a series of debt securities and issue additional debt securities of that series.

We are a holding company and conduct substantially all of our operations through subsidiaries. As a result, claims of holders of the debt securities will effectively have a junior position to claims of creditors of our subsidiaries, except to the extent that we may be recognized as a creditor of those subsidiaries. In addition, our right to participate as a shareholder in any distribution of assets of any subsidiary (and thus the ability of holders of the debt securities to benefit as creditors of the company from such distribution) is junior to creditors of that subsidiary.

We may issue debt securities from time to time in one or more series. The debt securities may be denominated and payable in U.S. dollars or foreign currencies. We may also issue debt securities, from time to time, with the principal amount, interest or other amounts payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices, indices or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance. In addition, we may issue debt securities as part of units issued by us. All references in this prospectus, or any prospectus supplement to other amounts will include premium, if any, other cash amounts payable under the applicable indenture, and the delivery of securities or baskets of securities under the terms of the debt securities.

Debt securities may bear interest at a fixed rate, which may be zero, or a floating rate.

The prospectus supplement and other offering materials we may provide relating to the particular series of debt securities being offered will specify the particular terms of, and other information relating to, those debt securities.

Some of the debt securities may be issued as original issue discount debt securities, or Original Issue Discount Securities. Original Issue Discount Securities bear no interest or bear interest at below market rates and will be sold at a discount below their stated principal amount. The prospectus supplement relating to an issue of Original Issue Discount Securities will contain information relating to United States federal income tax, accounting, and other special considerations applicable to Original Issue Discount Securities.

Holders may present debt securities for exchange or transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement and other offering material we may provide. We will provide these services without service charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations provided in the Indenture.

If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities. See “Legal Ownership and Book-Entry Issuance” below.

We will generally have no obligation to repurchase, redeem, or change the terms of debt securities upon any event (including a change in control) that might have an adverse effect on our credit quality.

Events of Default

The following are events of default under the Indenture with respect to any series of debt securities:

•	failure to pay any installment of interest on such series of debt securities when due and the continuance of such failure for 30 days;

•	failure to pay principal of, or premium, if any, on such series of debt securities when due;

•	failure to deposit any sinking fund payment with respect to such series of debt securities when due and the continuance of such failure for 30 days;

•	failure to observe or perform any other covenant or agreement in respect of such series of debt securities and the continuance of such failure for 60 days after receipt by Mohawk from the trustee or by Mohawk and the trustee from the holders of at least 25% of the principal amount of such series of debt securities outstanding of written notice of such failure specifying such failure and requiring the same to be remedied;

•	certain events of bankruptcy, insolvency or reorganization of Mohawk; and

•	any other event of default we may provide for that series of debt securities.

If an event of default with respect to the outstanding debt securities of a particular series occurs and continues, either the trustee or the holders of at least 25% in aggregate principal amount of such series of outstanding debt securities may declare the principal amount of such series of debt securities to be due and payable immediately; provided that, in the case of certain events of bankruptcy, insolvency or reorganization, such principal amount, or portion thereof will automatically become due and payable without any action by the trustee or any holder. In the case of Original Issue Discount Securities, only a specified portion of the principal amount may be accelerated. However, at any time after an acceleration with respect to the debt securities of a particular series has occurred, but before a judgment or decree based on such acceleration is entered, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see “Modification and Waiver” below.

If the principal or any premium or interest on any debt security is payable in a currency other than U.S. dollars and such currency is not available to Mohawk for making payment due to the imposition of exchange controls or other circumstances beyond Mohawk’s control, Mohawk is entitled to satisfy its obligations to holders of such debt securities by making such payment in U.S. dollars in an amount equal to the U.S. dollar equivalent of the amount payable in such other currency, as determined by the trustee as provided in the Indenture. Any payment made under such circumstances in U.S. Dollars where the required payment is in a currency other than U.S. Dollars will not constitute an event of default under the Indenture.

Subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders have offered the trustee security or indemnity reasonably satisfactory to the trustee. Subject to such indemnification and certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of a particular series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series.

Other than with respect to a lawsuit for the payment of principal, premium, if any, and interest on any series of debt securities when due, the Indenture provides that no holder of such series of debt securities may institute any action against Mohawk under the Indenture without first complying with the conditions set forth in the Indenture.

Mohawk will furnish to the trustee an annual statement as to Mohawk’s performance of certain of its obligations under the Indenture and as to any default in such performance.

Modification and Waiver

Modifications and amendments of the Indenture with respect to any series of debt securities outstanding may be made by Mohawk and the trustee with the consent of holders of a majority in aggregate principal amount of such series, except that no such modification or amendment may, without the consent of the holder of each outstanding debt security of the applicable series affected thereby:

•	extend the stated maturity date of the principal of, or any installment of principal of or interest on, any such debt security, or reduce the principal amount of or the rate (or extend the time for payment) of interest on, or any premium payable upon the redemption of, any such debt security;

•	reduce the amount of principal payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, or premium, if any, or interest on, any such debt security;

•	impair the right to institute suit for the enforcement of any payment on, or with respect to, any such debt security;

•	reduce the percentage in aggregate principal amount of such series of outstanding debt securities, the consent of the holders of which is required for any amendment, supplemental indenture or waiver provided for in the Indenture;

•	modify any of the waiver provisions of the Indenture, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding debt security of the series affected thereby;

•	cause any such debt security to become subordinate in right of payment to any other debt, except to the extent provided in the terms of such security; or

•	if such debt security provides that the holder may require us to repurchase or convert such debt security, impair such holder’s right to require repurchase or conversion of such debt security on the terms provided therein.

Mohawk and the trustee may also modify and amend the Indenture without the consent of any holder of debt securities in limited circumstances, such as clarifications and changes that would not adversely affect the holders.

The holders of a majority in aggregate principal amount of any series of outstanding debt securities may, on behalf of the holders of all such debt securities, waive Mohawk’s compliance with certain restrictive provisions of the Indenture or such series of debt securities. The holders of a majority in aggregate principal amount of any series of outstanding debt securities may, on behalf of the holders of all such debt securities, waive any past default under the Indenture, except a default in the payment of the principal of, or premium, if any, or interest on, such debt securities or in respect of any provision of the Indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected thereby.

Legal Defeasance and Covenant Defeasance

The Indenture provides that Mohawk may, at its option, elect to discharge its obligations with respect to any series of debt securities (“Legal Defeasance”). If Legal Defeasance occurs, Mohawk will be deemed to have paid and discharged all amounts owed under the applicable series of debt securities, and the Indenture will cease to be of further effect as to such series of debt securities, except that:

•	holders will be entitled to receive timely payments for the principal of, premium, if any, and interest on, such series of debt securities, from the funds deposited for that purpose (as explained below);

•	Mohawk’s obligations will continue with respect to the issuance of temporary debt securities, the registration of debt securities, and the replacement of mutilated, destroyed, lost or stolen debt securities of the applicable series;

•	the trustee will retain its rights, powers, trusts, duties, and immunities, and Mohawk will retain its obligations in connection therewith; and

•	other Legal Defeasance provisions of the Indenture will remain in effect.

In addition, Mohawk may, at its option and at any time, elect to cause the release of its obligations with respect to most of the covenants in the Indenture (“Covenant Defeasance”) with respect to any series of debt securities. If Covenant Defeasance occurs, certain events (not including non-payment events and bankruptcy, insolvency and reorganization events) relating to Mohawk described under “Events of Default” will no longer constitute events of default with respect to such series of debt securities. Mohawk may exercise Legal Defeasance regardless of whether it previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance (each, a “Defeasance”) with respect to any series of debt securities:

(1) Mohawk must irrevocably deposit with the trustee, in trust, for the benefit of holders of the debt securities of such series, U.S. legal tender, U.S. government securities, a combination thereof or other obligations as may be provided with respect to such series of debt securities, in amounts that will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, and interest on, the applicable series of debt securities on the stated date for payment or any redemption date thereof, and the trustee must have, for benefit of holders of such debt securities, a valid and perfected security interest in the obligations so deposited;

(2) in the case of Legal Defeasance, Mohawk must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

•	Mohawk has received from, or there has been published by, the Internal Revenue Service, a ruling, or

•	since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that holders of such series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Mohawk must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that holders of such series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

(4) no default or event of default with respect to such debt securities may have occurred and be continuing under the Indenture on the date of the deposit with respect to such series of debt securities (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit); in addition, no event of default relating to bankruptcy or insolvency may occur at any time from the date of the deposit to the 91st calendar day thereafter;

(5) the Legal Defeasance or Covenant Defeasance may not result in a breach or violation of, or constitute a default under any material agreement or instrument (excluding the Indenture) to which Mohawk or any of its subsidiaries is a party or by which Mohawk or any of its subsidiaries is bound;

(6) Mohawk must deliver to the trustee an officers’ certificate stating that the deposit was not made by Mohawk with the intent of preferring the holders of such debt securities over any other creditors of Mohawk or the intent to hinder, delay or defraud any other of its creditors;

(7) the Legal Defeasance or Covenant Defeasance may not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless that trust is qualified, or exempt from regulation, under that Act; and

(8) Mohawk must deliver to the trustee an officers’ certificate confirming the satisfaction of conditions in clauses (1) through (6) above, and an opinion of counsel confirming the satisfaction of the conditions in clauses (1) (with respect to the validity and perfection of the security interest), (2), (3) and (5) above.

If the amount deposited with the trustee to effect a Covenant Defeasance is insufficient to pay the principal of, premium, if any, and interest on, the applicable series of debt securities when due, then Mohawk’s obligations under the Indenture and such series of debt securities will be revived, and such Defeasance will be deemed not to have occurred.

Restrictive Covenants

We will describe restrictive covenants for any series of debt securities in the applicable prospectus supplement and other offering materials relating to such series of debt securities.

Consolidation, Merger, Conveyance, Transfer or Lease

Mohawk may not consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, any entity, unless:

•	Mohawk is the surviving entity or, if not, the successor entity formed by such consolidation or into which Mohawk is merged or which acquires or leases Mohawk’s assets is organized and existing under the laws of any U.S. jurisdiction and expressly assumes Mohawk’s obligations with respect to the debt securities and under the Indenture;

•	no default or event of default exists or will occur immediately after giving effect to the transaction; and

•	Mohawk has delivered to the trustee the certificates and opinions required under the Indenture.

Form, Exchange and Transfer

Mohawk will issue the debt securities only in registered form, without interest coupons. Unless provided otherwise in the prospectus supplement and the other offering materials relating to a particular series of debt securities, the debt securities will be issued in minimum denominations of $1,000 and integral multiples thereof. No service charge will be made for any registration of transfer or exchange of debt securities, but Mohawk may require payment of a sum sufficient to cover any tax or government charge payable in connection therewith. If any series of the debt securities are to be redeemed in part, Mohawk will not be required to issue, register the transfer of or exchange such series of the debt securities during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing or to register the transfer of or exchange any debt securities so selected for redemption in part, except the unredeemed portion of any debt securities being redeemed in part.

Mohawk will cause to be kept at the office of the registrar a register in which, subject to such reasonable regulations as it may prescribe, Mohawk will provide for the registration of the debt securities and registration of transfers of the debt securities. Mohawk initially will appoint the trustee as paying agent and registrar for the debt securities. Mohawk may change or terminate the appointment of any paying agent or registrar, or appoint additional or other such agents or approve any change in the office through which any such agent acts. Mohawk shall notify the trustee of the name and address of any registrar, co-registrar or paying agent that is not a party to the Indenture.

The Trustee

All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities will be effected by the trustee or its agent at an office designated by the trustee at its corporate trust office.

The Indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an event of default under the Indenture, the trustee will exercise such rights and powers vested in it as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security or indemnity reasonably satisfactory to the trustee.

The Indenture and provisions of the Trust Indenture Act contain limitations on the rights of the trustee, should it become a creditor of Mohawk, to obtain payment of claims in certain cases or to liquidate certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with Mohawk or any of its affiliates. If the trustee acquires any conflicting interest, it must eliminate such conflict or resign.

Affiliates of the trustee may serve as agents and lenders under our credit facilities or engage in other transactions with us or our affiliates from time to time.

Governing Law

New York law governs the Indenture and will govern the debt securities.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase common stock or preferred stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants, if any, under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering, including, among others, the aggregate number of warrants offered, the exercise price of the warrants, the dates or periods during which the warrants are exercisable and any other specific terms of the warrants.

The description in the applicable prospectus supplement and other offering material of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of the applicable warrant agreement if we offer warrants, see “Incorporation of Certain Information By Reference.” We urge you to read the applicable warrant agreement and the applicable prospectus supplement and any other offering material in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS OR UNITS

We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified or varying number of shares of common stock and/or preferred stock at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock and/or preferred stock. The price per share and the number of shares may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be entered into separately or as a part of a stock purchase unit that consists of (a) stock purchase contracts and (b) warrants. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or require the holders of the stock purchase units to make periodic payments to us. These payments may be secured or unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations under the contracts in a specified manner.

The description in the applicable prospectus supplement and other offering material of any stock purchase contracts or stock purchase units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract agreement, which will be filed with the SEC if we offer stock purchase contracts or stock purchase units. For more information on how you can obtain copies of the applicable purchase contract agreement if we offer stock purchase contracts or stock purchase units, see “Incorporation of Certain Information By Reference.” We urge you to read the applicable purchase contract agreement and any applicable prospectus supplement in their entirety.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

Global Notes

We will issue any debt securities in the form of one or more global notes in definitive, fully registered, book-entry form. Unless otherwise specified in an applicable prospectus supplement, the global notes will be deposited with or on behalf of the Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Unless otherwise specified in an applicable prospectus supplement, beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, societe anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./ N.V., as operator of the Euroclear System, which we refer to as Euroclear (in Europe), either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, some of whom, and/or their representatives, own DTC. The depositary is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./ N.V., which we refer to as the Euroclear Operator. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, any underwriter nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of such global notes; and

•	ownership of the debt securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the debt securities represented by a global note to those persons may be limited.

In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in debt securities represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the debt securities represented by that global note for all purposes under the indenture and under the debt securities. Except as provided below, owners of beneficial interests in a global note will not be entitled to have debt securities represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the applicable indenture or under the debt securities for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of debt securities under the applicable indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of debt securities by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the debt securities.

Distributions on the debt securities represented by global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the debt securities represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the debt securities held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the Terms and Conditions). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the debt securities held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the debt securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the debt securities settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the debt securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

Individual certificates in respect of any debt securities will not be issued in exchange for global notes, except in very limited circumstances. We will issue or cause to be issued certificated notes to each person that DTC identifies as the beneficial owner of the debt securities represented by a global note upon surrender by DTC of the global note if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the debt securities of such series represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the debt securities. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

RATIO OF EARNINGS TO FIXED CHARGES

The Company’s consolidated ratios of earnings to fixed charges for each of the five fiscal years ended December 31, 2014 are as follows:

	Year Ended December 31,
	2010	2011	2012	2013	2014
Ratio of Earnings to Fixed Charges (unaudited) (1)	2.1	2.4	3.7	4.1	5.5

(1)	Earnings are defined as the sum of earnings before income taxes, fixed charges and amortization of capitalized interest less capitalized interest. Fixed charges are defined as interest expensed and capitalized plus interest within rent expense, which is estimated to be one-third of rent expense.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of securities for general corporate purposes.

PLAN OF DISTRIBUTION

We may offer and sell the common stock, preferred stock, debt securities, warrants, purchase contracts or units in any one or more of the following ways:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis; or

•	otherwise through a combination of any of the above methods of sale.

Each time we sell such securities, we will provide a prospectus supplement that will name the issuer of the securities and any underwriter, dealer or agent involved in the offer and sale of the securities. The prospectus supplement will also set forth the terms of the offering, including:

•	the purchase price of the securities and the proceeds we will receive from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;

•	any commissions allowed or paid to agents;

•	any securities exchanges on which the securities may be listed;

•	the method of distribution of the securities;

•	the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and

•	any other information we think is important.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account. The securities may be sold from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Such sales may be effected:

•	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in transactions in the over-the-counter market;

•	in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	through the writing of options; or

•	through other types of transactions.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in, the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made, by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date.

Institutional investors with which these contracts may be made include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject and (b) if the securities are also being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Some of the underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, engage in transactions with and perform services for us or our subsidiaries in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us for certain expenses.

Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

Any underwriters to which offered securities are sold by us for public offering and sale may make a market in such securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time.

The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

VALIDITY OF THE SECURITIES

Alston & Bird LLP will pass upon the validity of any securities we offer by this prospectus and any prospectus supplement. If the validity of any securities is also passed upon by counsel for underwriters participating in an offering of securities offered by this prospectus and any prospectus supplement, the underwriters’ counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Mohawk Industries, Inc. and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        % Senior Notes due 20

P R O S P E C T U S    S U P P L E M E N T

Barclays	BofA Merrill Lynch	J.P. Morgan

                     , 2015